As filed with the Securities and Exchange Commission on January  , 1997

                                                 Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                            IMSCO TECHNOLOGIES, INC.
             (Exact names of registrant as specified in its charter)

     Delaware                                                   04-3021770
 (State or other        (Primary Standard Industrial        (I.R.S. Employee
 jurisdiction of         Classification Code Number)      Identification Number)
incorporation or
  organization)

                                40 Bayfield Drive
                       North Andover, Massachusetts 01845
                                 (508) 689-2080

                   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------

                                   Sol L. Berg
                            IMSCO Technologies, Inc.
                                40 Bayfield Drive
                       North Andover, Massachusetts 01845
                                 (508) 689-2080
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             David E. Fleming, Esq.
                          Epstein, Becker & Green, P.C.
                                 250 Park Avenue
                            New York, New York 10177
                                 (212) 351-4925

                                   ----------
        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|


                                                   CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                               Proposed             Proposed
                                                                                Maximum               Maximum            Amount of
          Title of Each Class of                          Amount to be       Offering Price          Aggregate          Registration
        Securities to be Registered                      Registered (1)       Per Unit (1)       Offering Price (1)        Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value .......................      2,860,227          $     2.875           $8,223,152          $  2835.56
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value (2) ...................        242,273          $     1.45            $  351,294          $   121.14
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 (3) .............................        400,000          $     1.50            $  600,000          $   206.89
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 (4) .............................         50,000          $     2.875           $  143,750          $    49.56
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 (5) .............................        127,272          $     1.32            $  168,000          $    57.93
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ...............................................      3,679,772                                                    $ 3,262.71


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(b).

(2)  Issuable upon exercise of the Class A Warrants.

(3)  Issuable upon exercise of the Class B Warrants.

(4)  Issuable upon exercise of the Class C Warrants.

(5)  Issuable upon exercise of the Class D Warrants.

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject to Completion, dated January 13, 1997

                            IMSCO TECHNOLOGIES, INC.

                        3,679,772 Shares of Common Stock

     The persons named under "Selling Shareholders" herein propose to sell an aggregate of 3,552,500 shares of Common Stock (the "Shares") of IMSCO Technologies, Inc., a Delaware corporation (the "Company") (i) in one or more transactions (which may include block transactions) at negotiated prices or at a price or prices related to the then current market price of the Company's Common Stock, or (ii) to a broker (for resale by such broker as principal) at a price or prices related to the then current market price of the Company's Common Stock, less such discount as shall be agreed upon by a Selling Shareholder and the Broker, or (iii) by a combination of the methods described in clauses (i) and (ii).

     Of the 3,679,772 Shares offered hereby, 2,860,228 are presently issued and outstanding, 242,272 are issuable upon the exercise of outstanding Class A Warrants exercisable at a price of $1.45 per Share, 400,000 are issuable upon exercise of outstanding Class B Warrants exercisable at a price of $1.50 per Share, 50,000 are issuable upon exercise of outstanding Class C Warrants exercisable at a price of $2.875 per Share, and 127,272 are issuable upon exercise of the outstanding Class D Warrants exercisable at a price of $1.32 per Share. The Class A Warrants, Class B Warrants, Class C Warrants and Class D Warrants are collectively referred to herein as the "Warrants." The exercise price of the Warrants and options may change as a result of a variety of circumstances. This Prospectus does not authorize the sale of any Warrants or options by any person. If all of the Warrants and options are exercised, the Company will receive proceeds of approximately $1,227,044. The proceeds from the sale of the remaining Shares offered hereby will be received solely by the Selling Shareholders.

     The Selling Shareholders, and the brokers and dealers through which the Shares may be offered, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended, in which event any compensation received by such brokers and dealers may be deemed to be underwriters' compensation under such Act.

     The Common Stock is listed on the NASDAQ OTC Bulletin Board under the symbol "IMSO". On December 31, 1996, the closing price for the Common Stock on the OTC Bulletin Board was $2.875 per share. See "Price Range of Common Stock."

                AN INVESTMENT IN THE SECURITIES OFFERED PURSUANT
                 TO THIS PROSPECTUS IS SPECULATIVE AND INVOLVES
                   A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this Prospectus is January   , 1996

                                   ----------

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Room 1204, Everett McKinley Dirksen Building, 210 South Dearborn Street, Chicago, Illinois 60604; 7 World Trade Center, New York, New York 10048; and Suite 500 East, Museum Square Building, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates.

The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form SB- 2, Registration No. _________ (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares of which this Prospectus is a part. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits filed as part thereof and otherwise incorporated therein to which reference is hereby made. Copies of the Registration Statement and the exhibits may be inspected without charge at the offices of the Commission, and may be obtained form the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 upon payment of the prescribed fees. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Registration Statement of which this Prospectus forms a part has been filed electronically through EDGAR and may be retrieved through the Commission's Web site on the Internet.

                         ------------------------------

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Investors should consider carefully the information set forth in this Prospectus under the heading "Risk Factors."

The Company

     IMSCO Technologies, Inc., a Delaware corporation ("IMSCO" or the "Company") is a development stage company. The Company develops and is attempting to market and license electrostatic separation technologies and related products. Electrostatic separation takes advantage of the fundamental electrical properties of attraction, wherein unlike or opposite charges attract each other, and repulsion, wherein like or the same charges repel each other, and uses charged materials to selectively separate other substances. In the last three years, the Company developed a separation technology based on electrostatics combined with mechanical separation. This technology was originally developed by the Company for the specific purpose of separating viruses and viral particles from human plasma. In 1993, the Company successfully designed an electrostatic separation technology which removes on demand caffeine from brewed liquids, such as coffee and tea. The Company calls its decaffeination technology the "DECAFFOMATIC". The Company calls its plasma separation technology the "PLASMA PURE". Having achieved successful separation of viral DNA and virus from plasma with the PLASMA PURE in research and testing performed at the Massachusetts General Hospital and the Mayo Clinic, the Company began researching and developing other uses for the technology. Based on the research and testing conducted at the Massachusetts General Hospital and testing conducted at the Mayo Clinic, it is the Company's belief that the PLASMA PURE is capable of removing significant amounts of infectious viral particles from human plasma without significantly affecting the other chemical properties of the plasma. Additionally, based on the Company's internal laboratory testing and verification tests conducted at Lapuck Laboratories, Inc., an independent laboratory, and tests conducted at the University of Massachusetts, the Company believes that the DECAFFOMATIC is capable of removing in excess of 95% of the caffeine from brewed beverages such as coffee and tea. In 1993, separate patent applications were filed by the Company with the U.S. Office of Patents and Trademarks for the PLASMA PURE and DECAFFOMATIC separation technologies. On August 22, l995 the Company was granted a patent by the United States Patents and Trademarks Office, Patent No. 5,443,709 for "Apparatus for Separating Caffeine From a Liquid Containing the Same".

     The Company's strategy is to develop into a commercial ready product the DECAFFOMATIC and PLASMA PURE technologies and related products and other specific separation technologies that may be used with particular proprietary and non-proprietary products manufactured by other companies. In l995, the Company formally established a new subsidiary called Decaf Products, Inc. ("DPI"), which was incorporated in the State of Delaware on April 5, l995, that will manufacture and directly market the DECAFFOMATIC technology and products in North America. Although there can be no assurances, the Company intends to license the DECAFFOMATIC technology to another unrelated company for manufacture, marketing and distribution in the rest of the world.

     In December 1995, the Company formally established another subsidiary, BioElectric Separation and Testing, Inc. ("BEST"), a Delaware corporation, to further conduct research and development on the PLASMA PURE and all related medical applications of the Company's core electrostatic separation technology. The PLASMA PURE has not been submitted to the Food and Drug Administration ("FDA") for approval and there is no assurance that it will be approved. Given the limited funds available to the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Company and consequent delays in conducting the necessary research and testing, the PLASMA PURE will not likely be submitted to the FDA until at least the first half of 1998.

     The  Company was  originally  formed in 1986 under the laws of the State of
Nevada. The Company determined in 1987 that it was in its best interest to change its corporate domicile from Nevada to Massachusetts since the corporate operations were located in Massachusetts, which was accomplished through action by the shareholders and the Board of Directors in 1987. The Company's name at that time was IMSCO Inc. In July 1996, the Company was reincorporated in Delaware as IMSCO Technologies, Inc. In order to effectuate this change, the Company proposed the implementation of the following plan. In May 1996, the Company filed a Certificate of Incorporation in Delaware incorporating a new wholly-owned subsidiary, IMSCO Technologies, Inc. The Board of Directors of the Company at a meeting held in May 1996 voted, subject to the adoption by the stockholders, to merge into its wholly-owned subsidiary, IMSCO Technologies, Inc., a Delaware corporation. On July 9, 1996, the stockholders of IMSCO, Inc., voted to approve the change of corporate domicile from Delaware to New York. Therefore, on July 18, 1996, there remained one surviving corporation and the name of this surviving corporation became IMSCO Technologies, Inc. As of the effective date of the merger, each stockholder of the Company held one share of common stock, par value $.001 per share (the "Common Stock"), for each one share of common stock, par value $.001 per share, previously held by him. Unless the context otherwise requires, "IMSCO" and the "Company" refer to IMSCO Technologies, Inc., a Delaware corporation.

     The Company's principal business address is 40 Bayfield Drive, North Andover, Massachusetts 01845 and its telephone number is (508) 689-2080.

The Offering

Securities Offered..............        3,679,772  shares of Common  Stock.  See
                                        "Description of Securities."

Common Stock....................        The  Company  has  15,000,000  shares of
                                        Common   Stock   authorized   of   which
                                        approximately  6,092,424  are issued and
                                        outstanding  as of the date hereof.  See
                                        "Risk    Factors",    "Dilution",    and
                                        "Description of Securities."

Common Stock to be
Outstanding
after Offering..................        6,092,424   shares  of   Common   Stock,
                                        excluding the 819,544 shares that may be issued upon exercise of the Warrants.

Risk Factors....................        Purchase  of the  Common  Stock  offered
                                        hereby involves many  significant  risks
                                        including,   among   others,   that  the
                                        Company is a

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                        development   stage   company   with  no
                                        operating  revenues  or income  history,
                                        arbitrary     offering    price,     the
                                        unregistered  nature of the Common Stock
                                        being offered  herein and numerous risks
                                        associated  with  a  development   stage
                                        business. Prospective purchasers should consider carefully the factors specified under "Risk Factors" and "Dilution."

OTC Bulletin
Board Symbol....................        IMSO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                          SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto. The Company is in the development stage and has not had operating income for any period from January 1, 1993, to the date of this Prospectus.

                                                                                                                 Nine Months
                                                                                                                   Ended
                                                                       Years ended December 31                  September 30
                                                                                                                 (Unaudited)
                                                                 1993          1994           1995           1995           1996
                                                               --------     ----------     ----------     ----------     ----------
Balance Sheet Data:

        Total assets ....................................   $    20,952    $   267,162    $    12,980    $    27,014    $    47,981

        Total liabilities ...............................        92,581         58,947         63,343         22,256        363,769

        Accumulated deficit during development stage ....      (927,129)    (1,401,085)    (1,847,362)    (1,763,227)    (2,292,786)

        Total stockholders' equity ......................       (71,629)       208,215        (50,363)         4,758       (315,788)

-------------------


--------------------------------------------------------------------------------

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk, including, but not limited to, the several factors described below. These securities should be purchased only by persons who can afford a loss of their entire investment. Investors should consider carefully the following risk factors inherent in and affecting the business of the Company and this offering in evaluating an investment in the securities offered hereby.

Development Stage Company - Limited Operating History.

     The Company is in the development stage and its operations are subject to all the problems, expenses, delays and other risks inherent in the establishment of a new business enterprise, as well as the problems inherent in developing and marketing a new product/service and in establishing a name and business reputation. The likelihood of the success of the Company must also be considered in connection with the rapidly and continually changing technology and the competitive environment in which the Company will operate. There can be no assurance that the Company's operations will result in its becoming or remaining economically viable. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by any company in a developmental stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated regulatory compliance, marketing problems and intense competition that may exceed current estimates. The Company has had limited revenues to date and, because it is just beginning to enter the commercial stage, it will likely sustain operating losses for an indeterminate time period. As of September 30, 1996, the Company had accumulated net losses of approximately $1,671,878. There can be no assurance that the operations of the Company will ever be profitable.

Future Capital Requirements; Uncertainty of Future Funding.

     IMSCO'S operations to date have consumed substantial amounts of cash. As the Company continues its research and development of its electrostatic technologies in various areas, it expects to continue spending substantial amounts over the foreseeable future. The Company anticipates that its existing capital resources will be adequate to satisfy its current capital requirements for at least the next 12 months. Thereafter, the Company will need to raise substantial additional funds through equity or debt financings, or sale or licensing of its technology and products. There can be no assurance that any such additional funding will be available to the Company or that the Company will have sales of its products. In the event the Company has insufficient working capital, and is unable to locate additional capital on acceptable terms, the Company may be required to curtail its operations substantially, including its research and development activities, and consequently purchasers of the Shares may suffer significant or complete economic loss of their investment.

Government Regulations.

     The production and marketing of some of the Company's products, including the PLASMA PURE, are subject to regulation for safety and efficacy by numerous federal, state and local agencies, and comparable agencies in foreign countries. In the United States, the Federal Food, Drug and Cosmetic Act, the Public Health Service Act, the Controlled Substances Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labelling, storage, recordkeeping, approval, advertising and promotion of the Company's proposed products and technologies. Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions including the initiation of product seizures, injunction actions, mandatory recalls and criminal prosecutions based on products, promotional practices, or manufacturing practices that violate statutory requirements. In addition, administrative remedies can involve voluntary recalls or cessation of sale of products, administrative detention, public notice, voluntary changes in labeling, manufacturing or promotional practices, as well as the refusal of the government to enter into supply contracts or to approve NDAs. The FDA also has the authority to withdraw approval of instruments and devices in accordance with statutory procedures.

     The Company's PLASMA PURE system will be considered a medical device. As such, the FDA would require the Company to obtain either a premarket notification clearance under Section 510(k) of the Federal, Food, Drug, and Cosmetic Act ("510(k)"), or an approved premarket application ("PMA") prior to sales and marketing of the device in the United States. The 510(k) premarket notification may be obtained if the medical device manufacturer can establish that the newly developed product is substantially equivalent to another legally marketed device. The FDA may also require clinical data or other evidence of safety and effectiveness.

     If the manufacturer cannot establish equivalence or if the FDA determines that the device requires more extensive review, the FDA will require the submission of PMA. The PMA must contain nonclinical and clinical investigation results, a description of the methods, facilities and controls used for manufacturing, and the proposed labeling for the device. The Company must receive FDA approval for trials to test the PLASMA PURE device. FDA review of a PMA would take at least six months following submission of Phase III test results, and may take longer. (See "Business -- Government Regulation" for details on the various phases) It is currently estimated by the Company that with adequate funding, it would take approximtely two years to receive FDA clearance. No assurance can be given that approval of the PLASMA PURE PMA would be granted.

     Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities must be obtained in any foreign country prior to the commencement of marketing of the product in that country. The approval procedure varies from country to country, can involve additional testing, and the time required may differ from that required for FDA approval. Although some procedures for unified filings exist for certain European countries, in general each country has its own procedures and requirements, many of which are time consuming and expensive. Thus, substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities can result after the relevant applications are filed. After such approvals are obtained, further delays may be encountered before the products become commercially available.

     The Company has not prepared or filed any applications with the FDA or any governmental authority for approval of the PLASMA PURE device or any related product. No assurance can be given that any required FDA or other governmental approval will be granted, or if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of the Company's proposed products, cause the Company to undertake costly procedures and furnish a competitive advantage to the more substantially capitalized companies with which the Company plans to compete. In addition, the extent of potentially adverse government regulations which might arise from future administrative action or legislation cannot be predicted.

Competition.

     The Company competes with numerous firms, many of which are large, multi-national organizations with worldwide distribution. These firms have substantially greater capital resources, research and development and technical staffs, facilities and experience in obtaining regulatory approvals, as well as in the manufacturing, marketing and distribution of products, than the Company. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures or other arrangements. In addition, recently developed technologies or technologies that may be developed in the future are or could be the basis for competitive products. No assurance can be given that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly than any that are being developed by the Company.

     The Company expects products approved for sale, if any, to compete primarily on the basis of product uniqueness, efficacy, safety, reliability, price and patent position. In addition, the first medical product to reach the market in therapeutic or preventive area is often at a significant advantage relative to later entrants into the market. The Company's competitive position will also depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

Uncertainty of Market Acceptance.

     The Company has only recently commenced limited marketing activities. Achieving market acceptance for the Company's products will require substantial marketing efforts and the expenditure of significant funds. There is no assurance that the Company will be able to create a successful marketing program, or that the Company's products can be sold in a manner that will permit the Company to achieve long range profitability.

Possible Product Obsolescence.

     The Company expects technological developments to continue at a rapid pace in the electrostatic separation industries, and there can be no assurance that technological developments will not cause the Company's technology to be rendered obsolete. The Company's future success, if any, will be dependent upon its ability to remain competitive with others involved in the development, manufacture and marketing of similar products and technologies through its continued capability to design high quality products in a cost efficient and timely manner, of which there can be no assurance. See "Business."

No  Assurance  as  to  Protection  of  Intellectual   Property;   Dependence  on
Intellectual Property.

     Patents have been granted for both method and devise in the technology for the separation of caffeine from a brewed beverage. No other patents have, as yet, been issued but it is expected that patents will be issued. The Company believes that patent protection of its technologies, processes and products is very important to its future operations. The success of the Company's proposed products may significantly depend upon the Company's ability to obtain patent protection. No assurance can be given that any additional patents will be issued or if issued that they will have commercial value to the Company. When a patent is granted, the cost of enforcing the Company's patent rights in lawsuits, if necessary, may be significant and could interfere with the Company's operations.

     Although the Company intends to file additional patent applications as management believes appropriate with respect to any new products or technological developments, no assurance can be given that any additional patents will be issued, or if issued, that they will be of commercial benefit to the Company. In addition, to anticipate the breadth or degree of protection that any such patents may afford is impossible. To the extent that the Company relies on unpatented proprietary technology, no assurance can be given that others will not independently develop or obtain substantially equivalent or superior technology or otherwise gain access to the Company's trade secrets, that any obligation of confidentiality will be honored or that the Company will be able to effectively protect its rights to proprietary technology. Further, no assurance can be given that any products developed by the Company will not infringe patents held by third parties or that, in such case, licenses from such third parties would be available on commercially acceptable terms, if at all. The Company's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technologies. The Company intends to market its products internationally, and the laws of some foreign countries may not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's competitors will not independently develop comparable or superior technologies.

Dependence Upon Key Management Personnel.

     The success of the Company is substantially dependent upon existing management. The Company considers Mr. Berg, Mr. Crose and Dr. Waldman to be key executives. The loss of the services of Mr. Berg, Mr. Crose or Dr. Waldman, as well as other key personnel, or any inability to attract and retain qualified personnel to replace them in the event of their leaving the Company for any reason, may adversely affect the Company's business. The Company has not applied for key man life insurance on the lives of Mr. Berg, Mr. Crose or Dr. Waldman and does not intend to. Because of the nature of its business, the Company will be dependent upon its ability to attract and retain technological qualified personnel, including competition from companies with substantially greater resources than the Company. There is no assurance that the Company will successfully recruit or retain personnel of the requisite expertise or in adequate numbers to enable it to conduct its business as proposed.

Rapid Technological Change.

     The market for biotechnology products has been characterized by rapid technological change, frequent product introductions and evolving industry requirements. The Company believes that these trends will continue into the foreseeable future. The Company's success will depend, among other matters, upon its ability to enhance its existing products and to successfully develop new products that meet increasing customer requirements and gain market acceptance. Achieving these goals will require continued substantial investment by the Company in product development and marketing. There can be no assurance that the Company will have sufficient resources to make these investments, that the Company will be successful in developing product enhancements or new products on a timely basis, if at all, or that the Company will be able to successfully market these enhancements and new products once developed. Further, there can be no assurance that the Company's products will not be rendered obsolete by new industry standards or changing technology.

Products Liability and Other Claims.

     The Company may be subject to substantial products liability costs if claims arise out of problems associated with the products by the Company. The Company will seek to maintain products liability coverage for the benefit of the Company to protect the Company against such liabilities, but there can be no assurance that such arrangements can be made, or if made, will be effective to insulate the assets of the Company from such claims. The Company will attempt to maintain insurance against such contingencies, in scope and amount which it believes to be adequate. However, there can be no assurance that such product liability insurance will be available, or if available, that it will adequately insure against such claim. If such insurance is not obtained and maintained at sufficient levels, or if any product liability claim were brought against the Company and were sustained for a sufficient amount, it could have a material adverse affect on the business or financial condition of the Company.

Limited Prior Market for the Common Stock.

     There has only been a limited public market for the shares of the Company on the OTC Bulletin Board. There is no assurance that an active public market for the Common Stock will develop in the United States at any time in the future. Further, as long as there is a limited public market for the Company's Common Stock, the placement of a significant number of shares for sale in the market at any one time could be difficult to achieve at then current market prices, and could cause a decline in the price of the Common Stock.

Volatility of Stock Price.

     The market price of the shares of Common Stock, like that of the common stock of many other technology companies, has been and is likely to be highly volatile. Factors such as the results of clinical trials by the Company or its competitors, other evidence of the safety or efficacy of the Company's or competitors products, announcements of technological innovations or new commercial products by the Company or its competitors, government regulation, developments in patent or other proprietary rights of the Company or its competitors, fluctuations in the Company's operating results, sales of large amounts of stock by shareholders, and limited, undercapitalized and less experienced market makers are among the many reasons which could have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctutations which have affected the market price of many technology and biotechnology companies. See "Capitalization"and "Dilution".

Uncertainty of Market Acceptance - Lack of Marketing Arrangements.

     The Company has only recently developed a basic marketing plan for its DPI division and commenced preliminary activities. Achieving market acceptance for the Company's products will require substantial marketing efforts and the expenditure of significant funds. There is no assurance that the Company will be able to create a successful marketing program, or that the Company's products can be sold in a manner that will permit the Company to achieve long range profitability. See "Business."

Management of Changing Business.

     Due to the level of technical and marketing expertise necessary to support its anticipated new products and customers, the Company must attract and retain highly qualified and well-trained personnel. There are a limited number of persons with the requisite skills to serve in these positions, and it may become increasingly difficult for the Company to hire such personnel. The Company's expansion may also significantly strain the Company's management, financial and other resources. The Company believes that improvements in management and operational controls and operations, financial and management information systems are needed to manage future growth, should it occur. The failure to implement such improvements could have a material adverse effect upon the Company. See "Management."

Products Reliability.

     Most applications incorporating the Company's technologies are being developed or have only recently been introduced to the market. As a result of the limited period of use and the controlled environment in which most of the Company's technologies have been tested and used to date, there can be no assurance that they will meet their performance specifications under all conditions or for all applications. If any of the Company's technologies fail to meet such expectations, the Company may be required to enhance or improve that technology, and there can be no assurance that the Company would be able to do so on a timely basis, if at all. Any significant reliability problems could have a material adverse effect on the Company's business and prospects.

General Economic Conditions

     The operations of the Company are subject to general economic conditions, particularly relating to consumer spending and credit card payment practices. The risks would include any potential restrictions imposed by governmental authorities, changes in federal, state, or local tax laws applicable to the Company, availability of skilled labor, availability of capital for future needs, consumer purchasing habits and trends, etc. The Company may not have sufficient capitalization to survive lack of market acceptance and economic exigencies in general.

Issuance of Additional Shares.

     The Company is currently authorized to issue up to a total of 15,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). There are currently approximately 6,092,424 shares of Common Stock outstanding, and stock options and warrants to acquire an additional 1,055,773 shares of Common Stock.

     The Company's Board of Directors is authorized, without stockholder approval, to issue Preferred Stock in one or more series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may further issue a series of Preferred Stock in the future that will have preference over the Common Stock with respect to the payment of dividends and proceeds from the Company's liquidation, dissolution or winding up or have voting or conversion rights which could adversely affect the voting power and percentage ownership of the holders of the Common Stock. The Company currently has no plans, commitments, arrangements or understandings to issue any Preferred Stock. See "Description of Securities -Preferred Stock."

Shares Eligible for Future Sale.

     Excluding the non-public Shares which are being registered pursuant to this Prospectus, 1,105,002 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Approximately 790,000 of these restricted securities are eligible to be sold under Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person (or persons whose shares are aggregated under the terms of Rule 144), including an affiliate of the Company, who has owned restricted shares of Common Stock beneficially for at least two years, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, as reported by all national securities exchanges on which the Common Stock is traded and/or the automated quotation system of a registered securities association, or an approved consolidated transaction reporting system. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities" and "Shares Eligible for Future Sale."

Dilution.

     There will be immediate and very substantial dilution to the purchasers of the shares issued in connection with the exercise of the Warrants because the tangible book value per share of Common Stock outstanding upon completion of the Offering is substantially less than the offering price or price at which the Warrants are convertible into Common Stock.

Anti-takeover Provisions.

     Certain provisions of Delaware law, the Certificate of Incorporation and the Company's By-laws, as amended (the "By-laws"), could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions and the prohibition against certain business combinations could have the effect of delaying, deferring or preventing a change in control or the removal of existing management of the Company. See "Description of Securities."

Absence of Dividends.

     The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

     FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THOSE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                                 USE OF PROCEEDS

The net proceeds of the Offering after payment of an estimated $54,000 of offering costs and expenses are estimated to be $1,173,044, which amount will be used for working capital by the Company.

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been quoted in the OTC Bulletin Board under the symbol "IMSO" since November 1994. The Company's predecessor closed an initial public offering of its Common Stock in 1986. The following table sets forth the high and low closing quotations for the Common Stock, as reported by NASDAQ for each fiscal quarterly period since November 1994. The quotations as reported reflect inter-dealer quotations without retail markup, markdown or commission and do not necessarily represent actual transactions.

                                                        High          Low
                                                        ----          ---

November 1994 - December 31, 1994                       1.00          1.00
January 1, 1995 - March 31, 1995                        2.00          1.00
April 1, 1995 - June 30, 1995                           2.00          1.50
July 1, 1995 - September 30, 1995                       2.00          1.25
October 1, 1995 - December 31, 1995                     2.00          1.25
January 1, 1996 - March 31, 1996                        2.50          1.25
April 1, 1996 - June 30, 1996                           3.25          1.25
July 1, 1996 - September 30, 1996                       3.87          2.25
October 1, 1996 - December 31, 1996                     3.25          2.50

     No dividends have been declared on the Common Stock since the inception of the Company in 1986 and the Company does not anticipate paying any cash dividends in the foreseeable future. On December 31, 1996, the Company had approximately 256 holders of record and believes that it had in excess of 300 beneficial owners, and the closing "bid" price of its Common Stock on December 31, 1996 was $2.875 as reported on the Bulletin Board. A number of shares are held of record by brokerage and other institutional firms for their customers.

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company as of September 30, 1996:

                                    Outstanding
                                    on September 30, l996
                                    ---------------------

Common Stock,
$.001 par value
15,000,000 shares
authorized 3,250,000
shares issued
and outstanding                         $     3,250

Additional
Paid in Capital                         $ 1,973,748

Accumulated
Deficit                                   2,292,787

Total                                   ($   59,795)

                         SELECTED FINANCIAL INFORMATION

     The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto. The Company is in the development stage and has no had operating income during the period from January 1, 1993, to the date of this Prospectus.

                                                                                                            Nine Months
                                                                                                               Ended
                                                                  Years ended December 31                  September 30
                                                                                                           (Unaudited)
                                                            1993          1994           1995           1994          1995
                                                          --------     ----------     ----------     ----------     ----------
Balance Sheet Data:

        Total assets ...............................   $    20,952    $   267,162    $    12,980    $    27,757    $    27,014

        Total liabilities ..........................        92,581        589,947         63,343        135,332         22,256

        Accumulated deficit during development stage      (927,129)    (1,401,085)    (1,847,362)    (1,250,675)    (1,763,227)

        Total stockholders' equity .................       (71,629)       208,215        (50,363)      (107,575)         4,758


-------------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Results of Operations

RESULTS OF OPERATIONS FOR THREE MONTHS ENDING SEPTEMBER 30, l996;
COMPARED WITH SEPTEMBER 30, l995.

     Net losses increased from $106,481 for the three months ended September 30, l995 to $405,993 for the three months ending September 30, l996, a 283% increase. The Company had no revenues or operating income for the three months ended September 30, l995 and September 30, l996 from continuing operations. For the three months ended September 30, l995, the Company earned $2,510 in interest on its interest bearing investment account. No interest was earned for the comparable period in l996.

     Total general, administrative and development expenses were $108,535 for 1995 in comparison to $405,993 for l996. The increase in these costs from l995 to l996 was primarily due to increased business consultants' fees, staffing and wages and salaries for research and development being performed in l996 than those incurred in l995 as the Company continues further product research, development and refinement on its Decaffomatic and other separation technologies. All research and development costs were expensed currently in the year incurred, rather than capitalized. This resulted in a loss per share of $.12 for the three months ended September 30, l996, in comparison to a loss per share of $.04 for the comparable three month period in l995.

     At September 30, l995, the Company had total assets of $27,014, total liabilities of $22,256, and total stockholders' equity of $4,758. At September 30, l996, the Company had total assets of $47,981, an increase of $20,967 from the comparable period in l995, total liabilities of $363,769, an increase of $341,513 from l995, and a total stockholders' equity of $(315,788), in comparison to a stockholders' equity of $4,758 in the prior year.

RESULTS OF OPERATIONS FOR NINE MONTHS ENDING SEPTEMBER 30, l996;
COMPARED WITH SEPTEMBER 30, l995.

     Net losses increased from $ 344,172 for the nine months ended September 30, l995 to $445,424 for the nine months ending September 30, 1996, a 29% increase. The Company had no revenues or operating income for the nine months ended September 30, l995, and September 30, l996, from continuing operations. For the nine months ended September 30, l996, the Company incurred $1,759 in interest expense on short-term financing obtained from a private lender. No interest was earned for 1996 or the comparable period in l995.

     Total general, administrative and development expenses were $443,665 for 1996 in comparison to $346,751 for 1995, an 30% increase over the prior period. The increase in these costs from l995 to l996 was primarily due to increased business consulting fees, staffing and wages and salaries for research and development being performed in l996 than incurred in l995 as the Company continues further product research, development and refinement on its Decaffomatic and Eletrostatic Separation Technologies. All research and development costs were expensed currently in the year incurred, rather than capitalized. This resulted in a loss per share of $.14 for the nine months ended September 30, l996, in comparison to a loss per share of $.12 for the comparable nine month period in l995.

Year ended December 31, 1995, compared with December 31, 1994.

     The Company had a net loss of $406,086 for the year ended December 31, l995, in comparison to a net loss of $473,956 for the year ended December 31, 1994. The Company had no revenues or operating income for the years ended December 31, l995 and December 31, 1994 from continuing operations. Total general, administrative and development expenses were $408,100 for l995 in comparison to $473,956 for 1994. The decrease in these costs from 1994 to l995 was primarily due to less research and development being performed in l995, as less capital was available to the Company. All research and development costs were expensed currently in the year incurred, rather than capitalized.

     At December 31, 1995, the Company had total assets of $12,980, total liabilities of $63,343 and total stockholders' deficit of $50,363. At December 31, 1994, the Company had total assets of $267,162, total liabilities of $58,947 and total stockholders' equity of $208,215. The decline in assets during fiscal l995 resulted from available current assets being expended for research and development and other general and administrative expenses without any operating income.

     For year ended December 31, l994, the reduction in total assets by $99,284 and total stockholders' equity by $121,505 from the amounts earlier reported for that period resulted from the receivable shown due at December 31, l994 under the subscription agreements outstanding from various foreign purchasers, which amount was reported to be subject to offset by legal expenses incurred in Germany, offering costs and expenses and interim loans payable, being reclassified as a reduction of paid in capital.

     No provision for income taxes has been recorded due to net operating loss carryforwards.

Year ended December 31, 1994, compared with December 31, 1993.

     The Company had a net loss of $473,956 for the year ended December 31, 1994 in comparison to a net loss of $40,823 for the year ended December 31, 1993. The Company had no revenues or operating income for the years ended December 31, 1994, and December 31, 1993, from continuing operations. Total general, administrative and development expenses were $514,147 for 1994 in comparison to $40,823 for 1993. The increase in these costs from 1993 to 1994 was primarily due to more research and development being perform in 1994, particularly with regard to the DECAFFOMATIC technology. All research and development costs were expensed currently in the year incurred, rather than capitalized.

     For the reasons described above, in contrast to the amounts earlier reported for l994, at December 31, 1994, the Company had total assets of $267,162, total liabilities of $58,947 and total stockholders' equity of $208,215. At December 31, 1993, the Company had total assets of $20,952, total liabilities of $92,581 and total stockholders' deficit of $71,629.

     No provision for income taxes has been recorded due to net operating loss carryforwards. Interest and penalties relating to late annual minimum excise (franchise) taxes are due and have been accrued.

                         LIQUIDITY AND CAPITAL RESOURCES

     The Company had a working capital deficiency as of September 30, l996, of $320,398 in comparison to a positive working capital position as of September 30, l995 of $412, which deficiency was primarily attributable to a $300,000 loan payable which matures in the next 12 months. The $300,000 loan was repaid in full in November 1996. The Company had an accumulated deficit of $2,292,786 at the period ended September 30, l996, in comparison to an accumulated deficit of $1,763,227 at the period ended September 30, l995. The increase in the accumulated deficit is primarily related to continuing operating costs during the development phase without any operating income.

     For the three months ended September 30, l996, the Company's cash requirements were satisfied primarily from the cash reserves in its operating accounts and a private placement consisting of a promissory note in the amount of $300,000 and 150,000 shares of the Company's Common Stock for par value of $.001 per share, made to the company by a private lender, Hampton Tech Partners, LLC, on August 19, 1996. The promissory note bore interest at the rate of 7% per annum and is due in full on the earlier of (a) February 19, 1997, or (b) from the proceeds of an equity or debt placement by the Company prior to that date. As of the date of this Prospectus, the $300,000 promissory note had been repaid in full.

     On September 20, 1996, the Company entered into a stock purchase agreement and a separate media purchase agreement to sell an aggregate of 2,272,728 shares of its common stock, par value $.001, to two purchasers, Hampton Tech Partners II, LLC, a Colorado limited liability company, which purchased 1,136,364 shares, and Proxhill Marketing, Limited, a private company based in Colorado ("PML"), which purchased 1,136,364 shares. The sales price was $1.32 per share and gross proceeds and credits received were $3,000,000. The proceeds were paid $1,500,000 in cash and $1,500,000 in media credits at the Company's direction. The Company intends to use the media credits during the next 18 months to market its products. In both stock sales, the purchasers represented that they were "Accredited Investors" as that term is defined under Regulation D promulgated by the Commission pursuant to the Securities Act. Of the Shares being registered under this Prospectus, 150,000 were sold to Hampton Tech Partners, LLC, 1,136,364 were sold to HTP and 1,136,363 were issued to PML for media credits.

     The Company does not currently possess a bank source of financing. Although the Company believes that the above financing will be adequate to cover its liquidity requirements over the next 12 months, it cannot be certain that these sources of capital will be adequate. Should insufficient funds be available from the foregoing sources, reducing the Company's present rate of expenditures which might materially adversely affect the ability of the Company to produce competitive products and services and to market them effectively.

     The Company's ability to continue in business as a going concern depends upon its ability to generate revenues and royalties from the sale of its technology and products, to conserve liquidity by setting marketing and other priorities and reducing expenditures, to obtain bank financing and to obtain additional funds through the placement of its common stock. The Company's ability to obtain bank financing will require significantly improved operating results over the Company's results for its past twelve months, the likelihood of which the Company presently cannot assure. Any such reductions of expenditures might materially adversely affect the ability of the Company to produce competitive products and services and to market these effectively.

     The Company's long term capital expenditure requirements will depend upon numerous factors, including the progress of the Company's research and development programs, the resources that the Company devotes to the development of self-funded products, proprietary manufacturing methods and advanced technologies, the ability of the Company to obtain licensing arrangements, and the demand for its products if and when approved.

     The Company believes that its existing cash and cash equivalents, together with anticipated cash flow from operations will be sufficient to meet its operating expenses and capital expenditures requirements for at least the next 12 months. However, if operating expenses are higher than expected or if cash flow from operations is lower than anticipated, there can be no assurance that the Company will have sufficient capital resources to be able to continue as a going concern.

                                    BUSINESS

The Company

General

     IMSCO Technologies, Inc. ("IMSCO" or the "Company") is a development stage company. The Company develops and is attempting to license and market electrostatic separation technologies and related products. Electrostatic separation takes advantage of the fundamental electrical properties of attraction, wherein unlike or opposite charges attract each other, and repulsion, wherein like or the same charges repel each other, and uses charged materials to selectively separate other substances. In the last three years, the Company developed a separation technology based on electrostatics combined with mechanical separation. This technology was originally developed by the Company for the specific purpose of separating viruses and viral particles from human plasma. The Company calls its plasma separation technology the "PLASMA PURE". Having achieved successful separation of viral DNA and virus from plasma with the PLASMA PURE in research and testing performed at the Massachusetts General Hospital and the Mayo Clinic, the Company began researching and developing other uses for the technology. Based on the research and testing conducted at the Massachusetts General Hospital and testing conducted at the Mayo Clinic, it is the Company's belief that the PLASMA PURE is capable of removing significant amounts of infectious viral particles from human plasma without significantly affecting the other chemical properties of the plasma.

     In 1993, the Company successfully designed a electrostatic separation technology which removes on demand caffeine from brewed liquids, such as coffee and tea. The Company calls its decaffeination technology the "DECAFFOMATIC." Based on the Company's internal laboratory testing and verification tests conducted at Lapuck Laboratories, Inc., an independent laboratory, and tests conducted at the University of Massachusetts and at the University of Akron, the Company believes that the DECAFFOMATIC is capable of removing in excess of 95% of the caffeine from brewed beverages such as coffee and tea. In 1993, separate patent applications were filed by the Company with the U.S. Office of Patents and Trademarks for the PLASMA PURE and DECAFFOMATIC separation technologies. On August 22, l995, the Company was granted a patent by the United States Patents and Trademarks Office, Patent No. 5,443,709 for "Apparatus for Separating Caffeine From a Liquid Containing the Same."

     The Company's strategy is to develop and license to, or sell as an integral component, the PLASMA PURE and DECAFFOMATIC technologies and products to third parties which have related or complementary proprietary and non-proprietary products manufactured by such companies. In l995, the Company formally established a new subsidiary called Decaf Products, Inc. ("DPI"), which was incorporated in the State of Delaware on April 5, l995, that will directly market the DECAFFOMATIC technology and products in North America. On September 20, 1996, DPI entered into a Manufacturing and Distribution Agreement with NEWCO Enterprises, Inc. ("NEWCO"), of St. Charles, Missouri to manufacture a coffee brew basket, incorporating the decaffeination technology, for DPI's sales to the institutional coffee maker marketplace in North America (the "NEWCO Agreement"). Under the NEWCO Agreement, NEWCO was granted the exclusive right to market and distribute the products incorporating the Company's decaffeination technology to the so-called "office coffee supply" market segment in North America for a period of three years. On September 20, 1996, the Company also entered into a Marketing Agreement with Hughes, Edwards & Price, Inc.("Hughes"), of Traverse City, Michigan, wherein Hughes was appointed the exclusive representative to market the Company's decaffeination technology and products to the institutional coffee maker marketplace, such as restaurants and hotels, in North America for a period of three years (the "Hughes Marketing Agreement"). In exchange, Hughes agreed to sell or purchase a minimum of $3 million worth of units the first year, $5 million worth of units the second year and $7 million worth of units the third year from the Company. All of the units to be sold by the Company to Hughes or its customers will be manufactured by NEWCO. NEWCO has also agreed to purchase a minimum of 25,000 units the first year, 50,000 units the second year and 100,000 units the third year of the NEWCO Agreement of the DECAFFOMATIC device for sales to the "office coffee supply" market. Although there can be no assurances, the Company intends to license the DECAFFOMATIC technology to another unrelated company for manufacture, marketing and distribution in the rest of the world.

     In December 1995, the Company formally established another subsidiary, BioElectric Separation and Testing, Inc. ("BEST"), a Delaware corporation, to further conduct research and development on the PLASMA PURE and all related medical applications of the Company's core electrostatic separation technology. The PLASMA PURE has not been submitted to the Food and Drug Administration ("FDA") for approval and there is no assurance that it will be approved. Given the limited funds available to the Company and consequent delays in conducting the necessary research and testing, the PLASMA PURE will not likely be submitted to the FDA until at least the first half of 1998. Such submission to the FDA is conditioned upon a number of events, including obtaining adequate funding to complete the necessary research and development.

     From inception in 1986 until 1991, the Company developed and marketed an automated, computerized luminometer system which tested the presence of microorganisms in the food and beverage industry. The Company's products also included accompanying reagent kits and other ancillary materials. However, from 1988 through 1991 the Company had limited business activity, but because of operating costs and expenses, had an increase in its accumulated deficit of approximately $152,163 over the four year period. Given this dormant level of business activity from 1988 to 1991, the Company realized that it could not continue with its luminator technology product and discontinued those operations. Thereafter, the Company was reactivated and entered into a development stage in July 1992.

     The Company had no income from continuing operations for the years' ending December 31, 1992, 1993, 1994 and l995. In July 1992, the Company began a new business area of focus and engaged new engineering and biochemistry personnel with expertise for the research and development of the electrostatic separation systems.

     The  Company was  originally  formed in 1986 under the laws of the State of
Nevada. The Company determined in 1987 that it was in its best interest to change its corporate domicile from Nevada to Massachusetts since the corporate operations were now located in Massachusetts. In order to effectuate this change, the Company proposed the implementation of the following plan. On April 16, 1987, the Company filed Articles of Organization in the Commonwealth of Massachusetts incorporating a new wholly-owned subsidiary, IMSCO, Inc. The Board of Directors of the Company at a meeting held on May 21, 1987, voted, subject to the adoption by the stockholders, to merge it wholly-owned subsidiary, Industrial Microbiology Systems, Inc., an Illinois corporation into the parent corporation, IMS, Inc., a Nevada corporation and then once this merger was completed, to merge the surviving parent corporation, IMS, Inc., into its wholly-owned subsidiary, IMSCO, Inc., a Massachusetts corporation. On June 18, 1987, the stockholders of IMS, Inc., voted to approve the change of corporate domicile from Nevada to Massachusetts. Therefore, on July 1, 1987, there remained one surviving corporation and the name of this surviving corporation became IMSCO, Inc. As of the effective date of the merger, each stockholder of the Company held one share of Common Stock, for each 20 shares of Common Stock, par value $.001 per share, previously held by him. The Company believed that the change of corporate domicile and accompanying merger would consolidate the Company's operations, would reduce the number of jurisdictions that the Company is subject to taxation and would thereby enable the management to operate in a more cost effective manner.

In July 1996, the Company was reincorporated in Delaware as IMSCO Technologies, Inc. In order to effectuate this change, the Company proposed the implementation of the following plan. On May 16, 1996, the Company filed a Certificate of Incorporation in Delaware incorporating a new wholly-owned subsidiary, IMSCO Technologies, Inc. The Board of Directors of the Company at a meeting held in May, 1996 voted, subject to the adoption by the stockholders, to merge into its wholly-owned subsidiary, IMSCO Technologies, Inc., a Massachusetts Corporation. On July 9 1996, the stockholders of IMSCO, Inc., voted to approve the change of corporate domicile from Massachusetts to Delaware. Therefore, by virtue of a Certificate of Merger filed with the Secretary of State for the State of Delaware on July 18, 1996, there remained one surviving corporation and the name of this surviving corporation is IMSCO Technologies, Inc. As of the effective date of the merger, each stockholder of the Company held one share of Common Stock, for each one share of Common Stock, par value $.001 per share, of IMSCO, Inc. previously held by him.

     Products And Technologies

DECAFFOMATIC

     In 1993, using its electrostatic separation technology, the Company designed, researched and developed a successfully working prototype of the DECAFFOMATIC device. Throughout 1994 and 1995 the Company continued to further research and develop the DECAFFOMATIC device. To facilitate this development, in October 1994, the Company entered into a Memorandum of Understanding with the University of Massachusetts whereunder the Company would use the University's facilities and engage certain of the University's professors and students to perform further research and development on the DECAFFOMATIC device as directed by the Company. Throughout l995, the Company continued to utilize the services of the University of Massachusetts to conduct its research and development activities. In 1996, the Company entered into a Research Agreement with the Polymer Sciences Division of the University of Akron, for further development of the electrostatic decaffeination technology.

The IMSCO separation technology has enabled the Company to build a stand-alone decaffeinator which may be used immediately after brewing to customize the product to individual taste and need. Throughout l995, the Company continued to further develop and refine the DECAFFOMATIC technology in several working prototypes that are used for demonstration and testing purposes. Additionally, in 1996, the Company designed and built a decaffeinator that is incorporated into the coffee maker brew basket as an integral part of the coffee brewing process. The customer-user will need to only buy regular coffee or tea and decaffeinate the brewed beverage on demand for those who want the decaffeinated product. The Company anticipates that this will result in considerable cost saving for the consumer. In the institutional marketplace, the Company believes that such an integrated decaffeinator will produce more significant cost savings, given the difference in price of decaffeinated ground coffee beans over regular ground coffee beans. The Company believes that this benefit is of primary concern to senior citizens who are on a fixed income and at the same time, are the largest growing segment of the population. This group is also the one that is most health conscious and concerned about chemical treatment of coffee in most other decaffeination processes. There is no chemical treatment in the Company's process. In August 1996, the Company entered into a Research Agreement with the University of Akron to further development and finalize the selection of polymers to be utilized in the DECAFFOMATIC device. The final product is now being manufactured by NEWCO for introduction to the institutional coffee maker market in the first half of 1997. See "Manufacturing".

     Management believes that removal of caffeine from coffee and tea is recognized as a desirable goal for health and other reasons. The Company's research has revealed that no technology now exists for removal of caffeine from hot brewed liquids; rather, the current technology removes caffeine from the beans prior to brewing.

     The decaffeination process of coffee and tea has been popular since the mid 1930's. It was initially started by General Foods and then adapted by Nestle's and other multi-national companies. The first decaffeination process was a chemical method that used Methylene Chloride. This method is still employed today, however, not as widely. The Company believes that the chemical extraction method is not desirable because of the harsh chemicals and health issues raised by their use. As consumers became more health conscious in the 1980's, the use of decaffeinated products increased. A method more frequently used utilizes repetitive washes of the coffee beans with clean water. Although this water treatment process is the method of choice for most coffee roasters today, the Company believes that it is more costly and ultimately less convenient for the consumer.

     The Company is planning to market the DECAFFOMATIC devices directly in the United States through its DPI subsidiary. The Company intends to have NEWCO contract manufacture the DECAFFOMATIC device on an OEM basis for the Company's North American sales.

     The Company intends to focus its decaffeination technology marketing on its recently developed internal decaffeinator for use with the automatic drip coffee maker for both institutional and home consumer products. This integrated system has the DECAFFOMATIC separation device directly incorporated into the coffee maker, such that the decaffeination occurs as the consumer directs on demand as a normal step in the coffee maker brewing process.

PLASMA PURE

The Company has designed, prototyped and tested the PLASMA PURE electrostatic/mechanical separation device for the express purpose of separating virus and viral particles from human plasma. The Company believes that such a separation device could be extremely important in the battle against AIDS, Hepatitis and other plasma borne viral infections. Based on its initial research and test results, the Company believes that the PLASMA-PURE has the capacity to remove a substantial amount of the viral population from a unit of contaminated plasma without adversely affecting the clotting factors. Because of the high cost of conducting medical research and development testing on the PLASMA PURE and the Company's limited financial resources, the Company was only able to conduct limited research on the PLASMA PURE over the past year. However, assuming that the Company is able to obtain adequate financing to complete its research and development on the PLASMA PURE technology, of which there can be no assurance, plans are being made to approach the FDA in late 1997 or the first half of 1998 to begin testing for the FDA approval process. The Company believes that PLASMA PURE, with its capability of removing viruses and viral particles, may significantly reduce the risk normally associated with transfusion of plasma or plasma components. Management believes that the use of PLASMA PURE to filter fresh frozen plasma will not significantly decrease yields of the clotting components. This is achieved because of the unique electrostatic internal matrix which enables the plasma and its clotting components to flow freely through the device, but still remove significant amounts of virus and viral particles. The methods currently used to inactivate viruses in plasma such as the use of detergents or extreme heat all have the possible adverse effect of limiting the yield of final desired procoagulant products.

The Company believes the PLASMA PURE system and its electrostatic technology offer various growth possibilities for the Company; however, each of these areas will require significant further research and development and the financing of such efforts. The Company has also designed and is in the research and development stage for a new product that is an extension of the PLASMA PURE separator appropriately called PLASMA PURE PLUS. It would be used only for bulk plasma fractionation and therefore be larger than PLASMA PURE and priced differently. Another follow-up product that the Company is currently researching and developing is a modified white blood cell filter. This device would utilize the same technology as PLASMA-PURE, and therefore management believes its introduction could be rapid. Management feels a second version of the white blood cell filter could then be marketed to the diagnostic reagent market. Given the numerous uncertainties and risk inherent with medical research in general, and blood research in particular, there can be no assurance that any of these plasma products and devices will ever be finally developed, or if completed that they will receive approval from the FDA or the comparable regulatory authority of any foreign jurisdiction. The Company has not prepared or made application to the FDA or any governmental authority for approval of its PLASMA PURE device or related products.

     The Company believes that the core electrostatic separation technology readily lends itself to other markets as well, particularly air filtration for hospitals, convention centers and airplanes. Although it needs significant amounts of additional research and testing and the financial resources to conduct such activities, the Company believes that its electrostatic separation technology can be applied to extra corporeally based immunotherapies which involve an improved system for drug administration and improved systems for removal and/or treatment of cells or other circulating materials (including byproducts of metabolism). The Company is presently seeking an involvement with a major pharmaceutical company to initiate such a working partnership, although there can be no assurance that it will be able to consummate any such agreements.

     Similar to DPI, the Company recently established a new Delaware corporation subsidiary, BioElectric Separating & Testing, Inc. ("BEST") to conduct the continued research and development activities and pursue FDA application relating to the PLASMA PURE and related technologies.

Marketing

Except for the marketing of the DECAFFOMATIC products in North America through DPI and the PLASMA PURE technology through the BEST subsidiary, the Company's current strategy is to license its technologies to other companies which have pre-existing industry presence for use with existing proprietary or non-proprietary products, to enter into collaborative arrangements with such companies to develop new applications for the technology with the Company, and to an extremely limited extent, given its current financial resources, to develop at the Company's expense, new applications for use with specific products and conduct clinical studies of such formulations. As is the case with the University of Massachusetts and the University of Akron, it is believed by the Company that the use of outside contractors is the most efficient method to have certain aspects of its technology further developed and commercialized while minimizing the capital investment such ventures require from the Company. Given that DPI is newly formed and currently has no facilities to conduct such activities, there can be no assurance that DPI will be successful in introducing the DECAFFOMATIC technology to the consumer public, that it will have any commercial level of acceptance by the public or that if there is some level of commercial acceptance, that it will be sufficient for the Company of DPI to continue supporting a marketing and advertising program or that such efforts will ever be profitable. The Company anticipates utilizing the $1,500,000 of prepaid media credits that it recently acquired from PML to finance the introduction and initial product advertising and marketing support for the DECAFFOMATIC devices in the United States and Canada. The Company is currently interviewing advertising agencies and public relation firms who will assist the Company in the design and implementation of an marketing campaign to introduce DECAFFOMATIC to the public.

Research and Development; Collaborative Arrangements

The Company conducts its research and development activities through its own staff and facilities, as well as through collaborative arrangements with universities, contract research organizations and independent consultants. However, at present the Company has only four full-time employees, three of whom are devoted to research and development, and, accordingly is dependent upon third parties to conduct significant research and development, laboratory testing, clinical studies, and the procedures and processes necessary to apply for and, if possible, obtain FDA and other regulatory approvals and manufacture and market a finished product.

Although the Company had entered into an agreement with the Massachusetts General Hospital to conduct testing on the initial PLASMA PURE separation technology, that agreement expired in June 1993. As part of its standard research and development activities, the Company conducted tests at Lapuck Laboratories, Inc. , an independent testing facility, to verify the level of caffeine removal caused by the DECAFFOMATIC separation device. To facilitate the development of its DECAFFOMATIC technology, in October 1994 the Company entered into a Memorandum of Understanding with the University of Massachusetts whereunder the Company would use the University's facilities and engage certain of the University's professors and students to perform further research and development on the DECAFFOMATIC device as directed by the Company. The Company conducted various research and development activities, primarily pertaining to the DECAFFOMATIC technology, at the University of Massachusetts during l995. The Company believes that research facilities and arrangements necessary to continue its further research and development of its electrostatic separation technologies are readily available.

     The Company recently entered into a Research Agreement with the University of Akron to further develop and finalize the polymer that the Company will be using for the DECAFFOMATIC separator. Under the University of AKRON Research Agreement, the Company pays $10,000 per month to the University for the services enumerated in the Agreement.

     From July 1992 to December 31, l995, the Company incurred $1,183,687 of development stage expenses and directly expended $124,978 on the research and development of its electrostatic separation technology. The Company anticipates incurring significant research and development expenditures in the future as the Company continues its efforts to develop further applications and uses for its present separation technologies and as it begins to research other technologies.

Manufacturing

On September 20, 1996, the Company entered into the NEWCO Agreement for the development and manufacture of the decaffeination separation devices for sale in North America to the institutional marketplace. NEWCO has made numerous working models of the decaffeination separator that will be used by NEWCO's sales force and Hughes' sales force to market the decaffeinator to institutional users in North America. Depending upon the volume and use requirements of the institutional customer, it is estimated that various models of the device will be sold to the customer at prices ranging from $20 to $200. The Company has requested NEWCO to manufacture working models of the decaffeinator which will be sold to the home consumer. Over the last two years, the Company conducted research, development and testing of the decaffeinator prototypes at the University of Massachusetts and, since 1996, at the University of Akron to verify and regulate the level of caffeine removed by the prototype units. The test results indicated a significant amount (in excess of 95%) of the caffeine was removed by the DECAFFOMATIC device.

     The Company also conducted various tests at the University of Massachusetts and University of Akron relating to the characteristics of the brewed coffee, including pH, color, flavor and aroma of the coffee, after it has passed through the DECAFFOMATIC device. This on-going development of the optimum device that removes caffeine most efficiently with the minimal impact on color, taste and aroma of the brewed coffee is being conducted at the University of Akron. The Company intends to continue working with the University of Akron to further refine and develop new decaffeination products in the future.

     The Company has manufactured and supplied the PLASMA PURE separation device, on a limited basis, for test purposes only, to research institutions and certain other corporate or institutional partners, prospective licensees and others. The Company has made five prototype PLASMA PURE devices to date which were tested at the Massachusetts General Hospital and the Mayo Clinic from August 1992 through April 1993. The test results demonstrated that the PLASMA PURE separation technology is capable of removing significant amounts of infectious viral particles from plasma.

     The separation devices are manufactured from generally available materials, and the Company is not dependent upon any single supplier. The Company believes that there are numerous third party contract manufacturers similar to NEWCO available around the world who can manufacture its products on an OEM basis. The Company currently has insufficient resources to establish and conduct its own commercial manufacturing activities with respect to its proposed products. If the Company, in the future, decides to establish its own manufacturing facilities and capabilities, at least for certain products, it would require substantial additional funds and personnel.

Government Regulations

The production and marketing of some of the Company's products, including the PLASMA PURE, will be subject to regulation for safety and efficacy by numerous federal, state and local agencies, and comparable agencies in foreign countries. The Company's PLASMA PURE system will be considered a medical device. As such, the FDA would require the Company to apply for and obtain either a premarket notification clearance under Section 510(k), or a PMA prior to sales and marketing of the device in the United States. The 510(k) premarket notification may be obtained if the medical device manufacturer can establish that the newly developed product is substantially equivalent to another legally marketed device. The FDA may also require clinical data or other evidence of safety and effectiveness. In the United States, the FDA Act, govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of the Company's proposed products and technologies.

     Under the FDA Act, the FDA regulates the preclinical and clinical testing, manufacturing labeling, distribution, sale and promotion of medical devices in the United States. The FDA prohibits a device, whether or not cleared under a 510(k) premarket notification or approved under a PMA, from being marketed for unapproved clinical uses.

     Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions including the initiation of product seizures, injunction actions, mandatory recalls and criminal prosecutions based on products, promotional practices, or manufacturing practices that violate statutory requirements. In addition, administrative remedies can involve voluntary recalls or cessation of sale of products, administrative detention, public notice, voluntary changes in labeling, manufacturing or promotional practices. The FDA also has the authority to withdraw approval of instruments and devices in accordance with statutory procedures.

     The Company has not prepared or made application to the FDA or any governmental authority for approval of the PLASMA PURE device or related products. The FDA approval procedure involves completion of pre-clinical studies and the submission of the results of these studies to the FDA an application. Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product. Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of volunteers primarily for safety. In Phase II, in addition to safety, the efficacy of the product is evaluated in a small patient population. Phase III trials typically involve additional multi-center testing for safety and clinical efficacy in an expanded population of patients at geographically dispersed test sites. A clinical plan, or "protocol," accompanied by the approval of the institutions participating in the trials, must be submitted to the FDA prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time if adverse safety effects are observed in volunteers or patients. In addition, the FDA may request Phase IV trials after approval to resolve any lingering questions.

     The results of the pre-clinical and clinical studies on new medical devices are then submitted to the FDA for approval to commence commercial sales.
Following extensive review, the FDA may grant marketing approval, require additional testing or information or deny the application. Continued compliance with all FDA requirements and the conditions in an approved application, including product specifications, manufacturing process, labeling and promotional material and record keeping and reporting requirements, is necessary for all products. Failure to comply, or the occurrence of unanticipated adverse effects during commercial marketing, could lead to the need for labeling changes, product recall, seizure, injunctions against distribution or other FDA-initiated action, which could delay further marketing until the products are brought into compliance.

     The preparation of required applications and subsequent FDA and foreign regulatory approval process is expensive, lengthy and uncertain. If the manufacturer cannot establish equivalence or if the FDA determines that the device requires more extensive review, the FDA will require the submission of PMA. The PMA must contain nonclinical and clinical investigation results, a description of the methods, facilities and controls used for manufacturing, and the proposed labeling for the device. The Company must receive FDA approval for Phase I, II, and III trials to test the PLASMA PURE device. FDA review of a PMA would take at least nine months to a year following submission of Phase III test results, and may take longer. No assurance can be given that approval of the PLASMA PURE PMA would be granted.

     The packaging and labeling of all the Company's proposed PLASMA PURE products will be subject to FDA regulation. Because of the extensive costs and time involved, the Company currently intends to rely primarily on licensees and joint venturers to obtain regulatory approvals and market its PLASMA PURE products, when developed. No assurance can be given that the Company will reach agreement with any proposed licensees for such products. Licensees will generally have the right to terminate funding a product at any time for any reason without significant penalty. The resources and attention devoted by a licensee, if obtained by the Company, to a product are not in the Company's control, and this can result in delays in clinical testing, the preparation and prosecution of regulatory filings and commercialization efforts. Even if the Company is successful in finding licensees for its products, these delays would cause the payment of any royalties to be delayed.

     Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities must be obtained in any foreign country prior to the commencement of marketing of the product in that country. The approval procedure varies from country to country, can involve additional testing, and the time required may differ from that required for FDA approval. Although some procedures for unified filings exist for certain European countries, in general each country has its own procedures and requirements, many of which are time consuming and expensive. Thus, substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities can result after the relevant applications are filed. After such approvals are obtained, further delays may be encountered before the products become commercially available.

     No assurance can be given that any required FDA or other governmental approval will be granted, or if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of the Company's proposed products, cause the Company to undertake costly procedures and furnish a competitive advantage to the more substantially capitalized companies with which the Company plans to compete. In addition, the extent of potentially adverse government regulations which might arise from future administrative action or legislation cannot be predicted.

Patents and License Rights

     The Company applied for U.S. patents covering its DECAFFOMATIC separation technology and its PLASMA PURE separation technology in 1993. On August 22, l995, the Company was issued a patent by the U.S. Commissioner of Patents and Trademarks, Patent Number 5,443,709, for its "Apparatus For Separating Caffeine From A Liquid Containing the Same."

     The Company believes that patent protection of its technologies, processes and products is very important to its future operations. The success of the Company's proposed products may significantly depend upon the Company's ability to obtain patent protection. No assurance can be given that any patents will be issued or if issued that they will have commercial value to the Company. If a patent is granted, the cost of enforcing the Company's patent rights in lawsuits, if necessary, may be significant and could interfere with the Company's operations.

     Although the Company intends to file additional patent applications as management believes appropriate with respect to any new products or technological developments, no assurance can be given that any additional patents will be issued, or if issued, that they will be of commercial benefit to the Company. In addition, to anticipate the breadth or degree of protection that any such patents may afford is impossible. To the extent that the Company relies on unpatented proprietary technology, no assurance can be given that others will not independently develop or obtain substantially equivalent or superior technology or otherwise gain access to the Company's trade secrets, that any obligation of confidentiality will be honored or that the Company will be able to effectively protect its rights to proprietary technology. Further, no assurance can be given that any products developed by the Company will not infringe patents held by third parties or that, in such case, licenses form such third parties would be available on commercially acceptable terms, if at all.

Competition

     The Company competes with numerous firms, many of which are large, multi-national organizations with worldwide distribution. These firms have substantially greater capital resources, research and development and technical staffs, facilities and experience in obtaining regulatory approvals, as well as in the manufacturing, marketing and distribution of products, than the Company. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures or other arrangements. In addition, recently developed technologies or technologies that may be developed in the future are or could be the basis for competitive products. No assurance can be given that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly than any that are being developed by the Company.

     The Company expects products approved for sale, if any, to compete primarily on the basis of product uniqueness, efficacy, safety, reliability, price and patent position. In addition, the first medical product to reach the market in therapeutic or preventive area is often at a significant advantage relative to later entrants into the market. The Company's competitive position will also depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

Product Liability

     The development, manufacture and sale of the Company's products involve an inherent risk of product liability claims and associated adverse publicity. The Company currently does not maintain liability insurance and may need to acquire such insurance coverage prior to the commercial introduction of some of its products. No assurance can be given that the Company will be able to obtain product liability insurance or, if obtainable, that it will be on financially reasonable terms. If such insurance is not obtained and maintained at sufficient levels, or if any product liability claim were brought against the Company and were sustained for a sufficient amount, it could have a material adverse affect on the business or financial condition of the Company.

Employees

     As of the closing date of this Offering, the Company will have five full time employees, one in management, three in research and development and one in administration. The Company considers its relations with its employees to be satisfactory. See "Management".

Environmental Quality

     The Company believes that it is now in compliance with all Federal, State and local laws relating to the protection of the environment. The Company does not generate, store, transport or dispose of any hazardous waste, and that management believes that none of the Company's products is regarded as a hazardous material by the applicable regulations for the protection of the environment. The Company does not anticipate making any capital expenditures in the current or succeeding fiscal year for environmental control efforts regarding its products.

Properties

The Company's principal offices are currently located at 40 Bayfield Drive, North Andover, Massachusetts and consists of approximately 1,276 square feet. The Company had an initial three year lease which commenced on August 12, 1993 and ended on August 11, 1996. The Company extended this lease for one additional year. The Company pays an annual rent of $14,450.00. The Company's administrative, research and development, and storage facilities are located therein.

The Company also recently established a office at 950 Third Avenue, New York, New York, consisting of approximately 2,500 square feet of space, to conduct its marketing and finance related activities. The lease at 950 Third Avenue, New York, New York, is for a term of five years at an annual base rental of $32 per square foot. The lease contains standard pass-throughs by the unaffiliated landlord of increases in real estate taxes and operating expenses after the first year of occupancy. The 950 Third Avenue lease expires on October 31, 2001.

     Upon the end of these current leases, the Company expects to be able to either negotiate new leases with the current landlord or locate suitable premises elsewhere for comparable fair market rent to that now being paid. The Company believes that its property and equipment are in good operating condition and are adequate for existing and immediately foreseeable needs.

Legal Proceedings

     The Company is not aware of any material pending or threatened legal proceedings against the Company or its officers and directors.

                                   MANAGEMENT

The following table sets forth information with respect to each executive officer and director of the Company. Each executive officer or director has been appointed as of this year to serve for a term of one year.

Directors and
Executive Officers                 Age                   Position
------------------                 ---                   --------

Sol L. Berg                        61            President and Director

Dr. Alan Waldman                   51            Vice President and Director

James Crose                        63            Vice President--Engineering

Gloria Berg                        60            Secretary

Mr. James Yurak                    60            Director

Vernon Oberholtzer                 56            Director

Victor Bauer                       53            Director


     Sol L. Berg

     Since the latter part of 1984, Mr. Berg has devoted his full-time efforts to the business of the Company and has served as its President since such date. From 1982 to 1984, Mr. Berg was the Project Director and Product Manager for United Technologies Packard in Chicago, Illinois, which is a manufacturer of precision instrumentation. From 1980 to 1982, Mr. Berg was Product Manager for the Hamilton Company in Reno, Nevada. Hamilton Company is a manufacturer of precision scientific equipment. From 1974 to 1980, Mr. Berg, was the National Accounts Manager for Bio-Rad Laboratories in Richmond, California, which manufactures diagnostic materials and equipment. Mr. Berg received a Bachelor of Science in Chemistry from New York University. Sol L. Berg is the husband of Gloria Berg.

     Alan Waldman, Ph.D

     Dr. Alan A. Waldman, Ph.D. joined IMSCO as Executive Vice President and a Director in 1992. Since 1988, Dr. Waldman has served as President of Waldman Biomedical Consultancy, an international advisory group. From 1981 to 1988, Dr. Waldman was the Technical Director for the New York Blood Center, which is the largest blood bank in the world having annual sales in excess of $100 million. Dr. Waldman is an authority in planning, development and automation of serologic and diagnostic testing related to immunologic and viral markers. He is the author of over 60 reports
                                       30
and publications. Dr. Waldman also became Chief Executive Officer of the Company's BioElectric Separation & Testing, Inc. subsidiary in January 1996. Dr. Waldman received his Ph.D. in Biochemistry from Tufts University.

     James G. Yurak

     Mr. Yurak was elected to the Board in l995 and serves as President and Chief Executive Officer of the Decaf Products, Inc. subsidiary of the Company, which was formed in l995 for the express purpose of manufacturing, marketing and distributing products incorporating the Company's patented electrostatic decaffeination separation technologies. He brings 20 years of direct experience in the marketing and sales of coffee makers and coffee products to the Company and DPI. He joined Mr. Coffee, Inc. in 1976 as Vice President of Sales, from 1986 to 1994 served as its Executive Vice President, where he helped direct the growth of Mr. Coffee from a concept to a company with sales of approximately $200 million per year. Mr. Yurak is a graduate of Colgate University.

     James Crose

Mr. Crose has been Vice President of Engineering for the Company since 1992. Mr. Crose earned a B.S. in Mechanical Engineering from Northeastern University. His areas of expertise include: Fluidics, Vacuum Process Control, Heat Transfer in Electronics and AutoCad 1-4. He has experience in cryogenic technology as applied to the Titan III program at launch complexes 43 and 44 at Cape Kennedy. He holds several electrostatic patents applying internal coatings to two-piece cans for the canning industry. Mr. Crose has held key engineering positions with Raytheon, Martin Marietta, Corning Glass, Sanders Assoc. and Sweetheart Cup Corp.

     Gloria Berg

Gloria Berg has served as Secretary for the Company since late l984. From l982 to l984, she was a bookkeeper and accountant for Hidden Lake Village Condominiums, Illinois. From 1975 to l982, she was a department manager for four departments for Famous Barr department stores. Gloria Berg is the wife of Sol L. Berg.

     Vernon S. Oberholtzer

Vernon S. Oberholtzer has been a Director of the Company since 1994. Since 1978, Mr. Oberholtzer has been President of his own financial consulting firm, Fletcher Capital Corporation. He has had over thirty years of diversified business experience with both major corporations and in the securities field, having worked with such firms as Herzog, Heine, Geduld & Company, Spencer Trask Securities, Inc. and Donaldson, Lufkin and Jenrette. From 1964 to 1975, Mr. Oberholtzer was employed by Shell Oil Company, where he held various managerial assignments. He holds a Master of Science Degree in Business Financial
Management from George Washington University and a National Association of Securities Dealers, Inc. Series 7, 39 and 63 Licenses. He is a member of the Financial Analysts and Money Managers Society of New York.

     Victor Bauer

Mr. Bauer became a Director in 1996. Mr. Bauer has over 25 years experience in establishing product sales, marketing and distribution organizations. He is also the President and Chief Executive Officer of Universal Sales, Inc., which is a sales and marketing firm based in New York. Since l994, he has been President and chief Executive Officer of BIJ Enterprises, Ltd., St. James, New York, which entity serves as an Agent/Broker for Stone Container Corporation and Formosa Plastics. From 1991 to 1994, he was President and Chief Executive Officer of Royal Beverages of New York, Ltd., which was the exclusive franchised bottler and distributor of Royal Crown Cola Company for the New York and Long Island metropolitan area, excluding Manhattan. At Royal Beverages, Mr Bauer recruited and supervised management teams consisting of sales manager, directors of chain sales, controller and operations specialists, warehouse managers plus in excess of 100 additional employees. From 1971 to 1991, Mr. Bauer was the President of wholesale beverage distribution companies. He received a Bachelor of Science in Business Administration from New York University in l964 and a Masters Degree in Education from Brooklyn College in 1967.

Directors do not receive any compensation for services as directors. During fiscal year 1996, the Company's Board of Directors performed the functions of a compensation committee of the Board in reviewing the compensation paid to employees, and of an audit committee in reviewing financial statements, management and internal audits. IMSCO does not have a separate Nominating or Compensation Committee.

Executive Compensation

The following table sets for the annual and long-term compensation of the chief executive officer for services in all capacities for the fiscal year ended December 31, 1993, 1994 and 1995. No employee's annual salary and bonus exceeded $100,000 in any of those fiscal years.

                           SUMMARY COMPENSATION TABLE


Name of Individual          Capacity in which                    Year                  Salary               Additional
                            served                                                                          Compensation (DPI
                                                                                                            Shares)
------------------------------------------------------------------------------------------------------------------------------
Sol. L. Berg                President and Chief                  1995                  $75,300              $75,000
                            Executive Officer
                                                                 1994                  $51,944

                                                                 1993                  $0
------------------------------------------------------------------------------------------------------------------------------

     There are no arrangements known to the Company which may at a subsequent date result in a change in control of the Company.

     The Company currently provides medical insurance to all its employees.

Employment Arrangements

Effective as of September 1, 1996, the Company entered into an employment agreement with Sol L. Berg providing for Mr. Berg's employment as the Company's President for a three year term. Mr. Berg's salary under this agreement is $125,000 per year. Mr. Berg is also eligible to receive an annual bonus equal to 3.5% of the "Net Earnings" in excess of $1 million per year from the Company's "Heal & Seal" Division. The term "Net Earnings" shall mean the earnings of the Company's "Heal & Seal" Division before taxes for each given fiscal year and shall be conclusively determined to be those shown on the income statement for such fiscal year by the Company in its Annual Report on Form 10-KSB as filed with the Commission; or, if the Company shall not be subject to the reporting requirements of Sections 13 or 15 of the Securities Exchange Act of l934, as shown on the Company's income statement audited and certified by an independent certified public accountant. The annual bonus shall be paid within 90 days after the end of the Company's fiscal year end. For purposes of calculating the bonus, the Company shall be charged in the aggregate no more than 10% of its gross revenues by Company for royalties on licenses from Company to the Division and for administration and management fees. The agreement also provides that Mr. Berg shall be provided with a car by the Company and be reimbursed for automobile insurance. Mr. Berg shall also be entitled to medical insurance, vacation and other benefits provided to the Company's employees generally. In the event that Mr. Berg's employment with the Company is terminated by the Company other than for cause, Mr. Berg shall receive one year's base salary. In connection with the exchange of his DPI stock for the Company's Common Stock, Mr. Berg received 150,000 shares of the Company's Common Stock.

Effective February 23, 1996, as amended effective as of September 1, 1996, the Company entered into an employment agreement with James G. Yurak providing for Mr. Yurak's employment as the DPI's President and Chief Executive Officer for a three year term. Mr. Yurak's salary under this agreement is $75,000 for the first year, $125,000 for the second year and $150,000 for the third year. Mr. Yurak is also eligible to receive an annual bonus equal to 3.5% of the "Net Earnings" in excess of $2 million per year from the Company's DPI subsidiary. The term "Net Earnings" shall mean the earnings of the Company's DPI subsidiary before taxes for each given fiscal year and shall be conclusively determined to be those shown on the income statement for such fiscal year by the Company in its Annual Report on Form 10-KSB as filed with the Commission; or, if the Company shall not be subject to the reporting requirements of Sections 13 or 15 of the Exchange Act , as shown on the Company's income statement audited and certified by an independent certified public accountant. The annual bonus shall be paid within 90 days after the end of the Company's fiscal year end. For purposes of calculating the bonus, the DPI subsidiary shall be charged in the aggregate no more than 10% of its gross revenues by IMSCO for royalties on licenses from IMSCO to the DPI subsidiary and for administration and management fees. The agreement also provides that Mr. Yurak shall be provided with a car by the Company and be reimbursed for automobile insurance. Mr. Yurak shall also be entitled to medical insurance, vacation and other benefits provided to the Company's employees generally. Mr. Yurak was also granted 75,000 shares of the Company's Common Stock upon signing his employment agreement and 75,000 shares after one full year of employment.

     Effective as of September 1, 1996, the Company entered into an employment agreement with James Crose providing for Mr.Crose's employment as the Company's Vice President of Engineering for a two year term. Mr. Crose's salary under this agreement is $75,000 per year. Mr. Crose shall also be entitled to medical insurance, vacation and other benefits provided to the Company's employees generally.

On August 13, 1996, the Company entered into a Business Consulting Agreement with Mr. Edmund Abramson for a period of three years at an annual cash compensation of $200,000, excluding benefits . The agreement also provides that Mr. Abramson shall be provided with a car by the Company and be reimbursed for automobile insurance. Mr. Abramson shall also be entitled to medical insurance. In the event that Mr. Abramson's agreement with the Company is terminated by the Company, Mr. Abramson shall receive two year's base cash compensation. Mr. Abramson was also granted 100,000 shares of the Company's Common Stock and an option to purchase 100,000 shares of Common Stock at $1.50 per share. See "Stock Option Plan".

On August 13, 1996, the Company entered into a three year Consulting Agreement with WRA Consulting, Inc. a corporation having Willa Rose Abramson, wife of Edmund Abramson ("WRA") as its sole director and shareholder. Under the agreement, if WRA finds $1 million in capital financing for the Company, the Company shall grant WRA 150,000 shares of Common Stock and warrants or options to acquire an additional 150,000 shares of Common Stock at $1.50 per share. The agreement also grants WRA a bonus equal to 5% of the "Net Earnings" in excess of $3 million per year from the Company. The term "Net Earnings" shall mean the earnings of the Company before taxes for each given fiscal year and shall be conclusively determined to be those shown on the income statement for such fiscal year by the Company in its Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission; or, if the Company shall not be subject to the reporting requirements of Sections 13 or 15 of the Exchange Act, as shown on the Company's income statement audited and certified by an independent certified public accountant. The annual bonus shall be paid within 90 days after the end of the Company's fiscal year end. If WRA arranges a transaction with a third party introduced by WRA which has a consideration or value to the Company of $3 million or greater, whether through a merger, acquisition, business combination or contract, or security placement for the benefit of the Company, it shall receive an additional 250,000 shares of the Company's Common Stock and 250,000 warrants to purchase Common Stock, exercisable at $1.50 per share for a period ending December 31,1999. If the transaction is assisting in arranging capital for the Company, it shall also receive an investment banking fee equal to five percent of amounts in excess of $3 million. On January 3, 1997, under the agreement, WRA received 400,000 Shares of Common Stock and the 400,000 Class B Warrants entitling it to acquire Common Stock for $1.50 per Share for a period ending December 31, 1999.

     Effective as of September 1, 1996, Universal Sales, Inc., also entered into a Sales Administration and Servicing Agreement ("Universal Agreement") with the Company for a seven year term, providing a broad scope of sales administration and services to the Company. As compensation for its services, Universal shall receive an amount equal to 2.5% of the Company's gross revenues from operations in excess of $5 million per annum. Mr. Victor Bauer, a Director of the Company, is also the President and a 50% shareholder of Universal Sales. Additionally, under the Universal Agreement, Universal shall be entitled to a sales commission equal to 2.5% of the gross revenues resulting from all sales generated through the efforts of Universal. Universal also received $31,500 and 75,000 Shares of Common Stock as compensation for services rendered to the Company in 1996.

 Certain Limited Liability, Indemnification and Anti-Takeover Provisions

     The Company's Articles of Incorporation limit the liability of its directors to the fullest extent permitted by the Delaware Business Corporation Law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for liability for (i) any breach of the duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain securities law, or (v) any transaction from which the director derives an improper personal benefit. Liability under Federal securities laws are not limited by the Articles of Incorporation.

     The Delaware Business Corporation Law requires that the Company shall indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Delaware indemnification statute for a complete statement of such indemnification rights. The Company's Restated Bylaws require the Company to provide indemnification to the fullest extent of the Indemnification statute.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stock Option Plan

     In July 1996, the Company adopted a Non-Qualified Stock Option Plan (the "Plan"). An aggregate of 1,500,000 shares of Common Stock are authorized for issuance under the Plan. The Plan provides that incentive and non-qualified options may be granted to officers, directors, consultants and key employees to the Company for the purpose of providing an incentive to those persons to work for the Company. The Plan may be administered by either the Board of Directors or a committee of three directors appointed by the Board ("Committee"). The Committee has wide latitude in determining the recipients of options and numerous other terms and conditions of the options. The Board or Committee determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share.

     Options granted under the Plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment or consulting arrangement with the Company, except that under certain circumstances an optionee may exercise an option within the three-month period after such termination of employment. An optionee may not transfer any options except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death.

     Employees as well as other individuals, such as outside directors, who provide necessary services to the Company, are eligible to participate in the Plan. Non-employees and part-time employees may receive only non-qualified stock options. The maximum number of shares of Common Stock for which options may be granted under the Plan is 1,500,000 shares. On August 13, 1996, 100,000 shares of Common Stock were issued under the Plan and options to acquire 100,000 shares of Common Stock exercisable at a price of $1.50 per share for a period of five years were issued to Edmund Abramson a business consultant for the Company for services rendered pursuant to his Consulting Agreement with the Company. On October 10, 1996, 60,000 shares of Common Stock were authorized for Dr. Alan Waldman, an executive officer and consultant to the Company, for services rendered through 1996. Dr. Waldman's 60,000 shares of Common Stock will vest and be issued on January 1, 1997. Mr. Vernon Oberholtzer, a Director of the Company, was granted stock options under the Plan to acquire 10,000 Shares of the Company's Common Stock for a price of $1.32 per Share, exercisable over a period ending December 31, 1999.

     Each Director serves until the next annual meeting of shareholders, or until his successor is elected and qualified. The term of each officer is at the discretion of the Board of Directors. The by-laws provide that the Chairman of the Board of Directors has a second vote in the event that a majority vote of the Board of Directors is not obtained.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table identifies each person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, each director of the Company and all directors and officers of the Company as a group, and sets forth the number of shares of the Company's Common Stock beneficially owned by each such person and such group and the percentage of the shares of the Company's outstanding Common Stock owned by each such person and such group. In all cases, the named person individually or together with his spouse has sole voting power and sole investment power over the securities.


Name and Address of                                Amount and Nature of
Beneficial Owner                                   Beneficial Ownership                   Percent of Class
----------------                                   --------------------                   ----------------
Hampton Tech Partners II, LLC
8400 East Prentice Avenue
Englewood, CO 80111                                       1,136,363                           18.6%

Hampton Tech Partners, LLC
8400 East Prentice Avenue
Englewood, CO 80111                                         150,000                            2.5%

Proxhill Marketing, Inc.(1)                               1,263,635                           18.6%
9250 E. Costilla Avenue
Englewood, CO 80112

Sol L. Berg (2)                                             385,000(3)                         6.3%
11 Royal Crest Drive
North Andover, MA  01845

Gloria Berg                                                 165,250(4)                         2.7%
11 Royal Crest Drive
North Andover, MA 01845

Dr. Alan Waldman (2)                                        170,000                            2.8%
184 Seiffert Court
Oceanside, NY  11572

Mrs. Alexander T. Hoffman                                   369,900                            6.0%
1660 Old Country Road
Plainview, NY  11803

Vic Bauer (2)(5)                                             85,000(4)                         1.4%
c/o IMSCO, Inc.
40 Bayfield Drive
North Andover, MA 01845




James Yurak (2)(6)
c/o IMSCO, Inc.
40 Bayfield Drive
North Andover, MA 01845                                      75,000                            1.2%

Vernon Oberholtzer (2)(7)
c/o IMSCO, Inc.
40 Bayfield Drive
North Andover, MA 01845                                           0                              *

WRA Consulting, Inc. (8)
1800 Northeast 114th St.
Miami, FL 33181                                             400,000                            6.5%


All Officers and Directors                                  880,250                           14.5%
as a group (6 persons)

---------------

(1) Does not include 127,272 Shares isssuable to Proxhill Marketing, Ltd., upon exercise of the Class D Warrants for the exercise price of $1.32 per Share.

(2)  Denotes a director of the Company.

(3) The shares shown as owned by Sol L. Berg do not include either (i) 165,250 shares owned by his wife, Gloria Berg, or (ii) 150,000 shares owned directly by Sol L. Berg's three adult children, since Mr. Berg has disclaimed any interest and may not be deemed to have voting or investment power over these shares.

(4) The shares shown as owned by Gloria Berg do not include either (i) 235,000 shares owned by her husband, Sol L. Berg, or (ii) 150,000 shares owned directly by Sol L. Berg's three adult children, since Mrs. Berg may not be deemed to have shares voting or investment power over these shares.

(5) Includes 75,000 Shares beneficially owned by Mr. Bauer through Universal Sales, Inc., and 10,000 Shares that are directly owned by Mr. Bauer's sons, Ian and Jason Bauer. Does not include the Class C Warrants which entitle Mr. Bauer to acquire 50,000 Shares at an exercise price of $2.875 per Share, exercisable over a period of three years ending December 31, 1999.

(6) Does not include the 75,000 shares of Common Stock to be granted to Mr. Yurak one year after his employment agreement.

(7)  Excludes options to purchase 10,000 shares at a price of $1.50 per share.

(8) Excludes Class B Warrants to purchase up to 400,000 shares of Common Stock at a price of $1.50 per share, which underlying shares issuable upon exercise of the Class B Warrants are being registered in this offering. The sole shareholder and director of WRA Consulting, Inc. is Willa Rose Abramson, the wife of the Company's consultant, Edmund Abramson. Mr. Abramson has disclaimed any interest in and may not be deemed to have voting or investment power over those shares.

*    Less than 1%

     There are no arrangements known to the Company which may, at a subsequent date, result in a further change in control of the Company.

                              CERTAIN TRANSACTIONS

     In August 1996, Hamton Tech Partners, LLC ("Hampton") acquired $300,000 in promissory notes from the Company and 150,000 shares of Common Stock for the total consideration of $300,000. The notes were repaid in full on October 22, 1996. On September 20, 1996, the Company entered into a Purchase Agreement with HTP wherein HTP acquired 1,136,363 shares of Common Stock for $1,500,000 in cash or $1.32 per share. Shares acquired by Hampton and HTP are being registered pursuant to this Registration Statement.

     On September 20, 1996, the Company entered into a Media Purchase Agreement with PML, wherein PML agreed to sell $1,500,000 of media credits to the Company in consideration for the Company issuing 1,136,363 shares of Common Stock, representing a price of $1.32 per share. The Shares acquired by PML are being registered pursuant to this Registration Statement. In connection with the private placement of the Shares to Hampton I, Hampton II and PML, First Capital Investments, Inc., a broker-dealer which is a member of the National Association of Securities Dealers, Inc. ("NASD"), received the 242,273 Class A Warrants entitling it to acquire Common Stock for the price of $1.45 per Share exercisable over a period ending July 31, 2001. For advertising and marketing services rendered to the Company in 1996 and 1997, PML also received the 127,272 Class D Warrants, entitling it to acquire Common Stock for the price of $1.32 per Share for a period ending July 31, 2001.

     In 1996, Mr. Sol L. Berg, a Director and President of the Company, received 150,000 shares of Common Stock as compensation for services rendered. In 1996, Mr. James G. Yurak, a Director and President of the DPI subsidiary, received 75,000 shares of Common Stock for services rendered. In 1996, Dr. Alan Waldman entered into an understanding that he shall receive 100,000 shares of Common Stock representing payment for services due him under his consulting agreement through December 31, 1996, with the shares vesting and being issued on January 1, 1997. In l996, David E. Fleming, a member of Epstein, Becker & Green, P.C., counsel to the Company, received 90,000 shares of the Company's Common Stock for various legal services rendered to the the Company over the prior two years, which shares will vest on January 1, 1997. In 1996, Mr. Vernon Oberholtzer, a Director of the Company, received stock options to acquire 10,000 Shares for a price of $1.32, exercisable over a period ending December 31, 1999. In 1996, Universal Sales, Inc. ("Universal"), a sales and marketing company of which Mr. Victor Bauer, a Director of the Company, is President and a 50% shareholder, received cash compensation in the amount of $31,500, and 75,000 shares of Common Stock for services rendered to the Company, including the recruitment of the services of Mr. Abramson for the Company.

                              SELLING SHAREHOLDERS

     All of the Common Shares registered are to be offered for the account of the following shareholders (the "Selling Shareholders"). The following sets forth certain information with respect to the Selling Shareholders. The Company has no knowledge of the intentions of any of the Selling Shareholders to actually sell any of the shares listed under the column "Shares to be Sold."


                                                       Ownership           Shares            Ownership       Percentage of
                                                       Prior               to be              After           Class Owned
Selling Shareholder                                 to Offering(1)         Sold              Offering      After Offering(1)
-------------------                                 --------------         ----              --------      -----------------

Hampton Tech Partners I, LLC                          150,000             150,000             150,000              2.5%

Hampton Tech Partners II, LLC(1)                    1,136,363           1,136,363           1,136,363             18.6%

Proxhill Marketing, Limited                         1,263,635           1,263,635           1,263,635             18.6%(2)


First Capital Investments, Inc.(3)                    242,272             242,272             242,272              0

WRA Consulting, Inc.(4)                               800,000             800,000             800,000              6.5%

Victor Bauer (5)                                       50,000              50,000              50,000              0


(1) Of the 1,136,363 Shares reflected by HTP, 18,940 are being registered on behalf of Mr. Bernard L. Shaw, who elected to directly purchase $25,000 of Shares at $1.32 per Share under HTP's Agreement with the Company.

(2) Includes 127,272 Shares issuable upon exercise of the Class D Warrants. The percentage of class reflects the 1,136,363 Shares outstanding and held at the date of this Prospectus.

(3) Includes 242,272 Shares issuable upon exercise of the Class A Warrants. None of these Shares are currently outstanding

(4) Includes 400,000 Shares issuable upon exercise of Class B Warrants. The sole officer, director and shareholder of WRA Consulting, Inc., is Willa Rose Abramson. The percentage of class reflects that 400,000 Shares are currently outstanding.

(5) Includes 50,000 Shares issuable upon exercise of the Class C Warrants. Mr. Bauer is a Director of the Company. None of these Shares are currently outstanding.

     Hampton I, Hampton II and PML, the holders of 2,460,228 of the Shares being registered hereunder, have agreed to contractually have the Shares restricted on sale under a "lock-up" agreement. Under the lock-up agreement, one-third (1/3) of the Shares will be released at any time after the effective date of the Registration Statement. After the release of the initial one-third of the Shares, the remaining two-thirds (2/3) of the Shares shall be locked-up until July 15, 1997. During the "lock-up" period, after this Prospectus has become effective, Hampton and Hampton II shall each have the right to distribute the Shares to their respective shareholder-members, provided that each shareholder-member shall be individually subject to the "lock-up" time periods. After the respective "lock-up" has expired, each holder, including the various shareholder-members of Hampton II, shall only sell Shares at the same rate as permitted under Rule 144.

                              PLAN OF DISTRIBUTION

     Any or all of the Shares may be sold from time to time directly to purchasers by the Selling Shareholders. The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Shareholder and any broker-dealers that act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts, concessions or commissions received by them and any profit on the resale of Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Shareholder and any discounts, concessions or commissions and other items constituting compensation from the Selling Shareholder and any discounts, concessions or commissions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     The Company is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale for the Shares to the public, which are estimated to be approximately $54,000. If the Company is required to update this Prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless they have been registered or qualify for sale in such state or an exemption from regulation or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

General

     The Company is authorized to issue an aggregate of 15,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The Preferred Stock may be issued in such series, and with such rights, designations and privileges as the Board of Directors of the Company may, from time to time, authorize.

Common Stock

     Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock (discussed below), to receive dividends when and as declared by the Board of Directors and share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company.

     Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no right to purchase additional shares of such stock and consequently, their percentage of equity interest in the Company would be diluted.

     The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and not liable for further call or assessment.

     Holders of the voting stock do not have cumulative voting rights, which means that the holders of more than half of the shares of voting stock can elect all of the Company's Directors, if they choose to do so, and in such event the holders of the remaining shares would not be able to elect any Directors. The Board is empowered to fill any vacancies on the Board created by the resignation of Directors.

     Except as otherwise required by the Delaware Corporation Law, all shareholder action (other than the election of Directors, who are elected by a plurality vote) is taken by vote of a majority of shares of voting stock present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the Company's voting stock) is present in person or by proxy.

Preferred Stock

     Pursuant to its Certificate of Incorporation, the Company is authorized to issue a maximum of 1,000,000 shares of Preferred Stock in such series and with such rights, designations and privileges (including voting rights and dividends) as the Board of Directors may, from time to time, authorize. To date, no Preferred Stock has been issued or designated as to terms. The Company currently has no plans, arrangements, commitments or intentions to issue any of the Preferred Stock.

Warrants and Options

     As of December 31, 1996, there were warrants and stock options outstanding to purchase an aggregate of approximately 1,055,773shares of Common Stock at exercise prices ranging from $1.45 to $2.00 per share. The warrants and options contain provisions for the adjustment of the exercise prices in certain events, including sales of Common Stock at less than the exercise price, stock dividends, stock splits, reorganizations, reclassifications or mergers. The warrants and options expire on various dates between February 1999 and October 2001. The holders of the Class A Warrants, Class B, Class C and Class D Warrants are entitled to registration rights for the underlying Common Stock, which underlying shares represent 242,272 Shares, 400,000 Shares, 50,000 and 127,272 Shares, respectively.

     The 242,272 Class A Warrants entitle the registered holder thereof to purchase one share of Common Stock at a price of $1.45 per share, subject to adjustment in certain circumstances. The Class A Warrants will expire at 5:00 p.m., New York City time, on July 31, 2001.

     The 400,000 Class B Warrants entitle the registered holder thereof to purchase one share of Common Stock at a price of $1.50 per share, subject to adjustment in certain circumstances. The Class B Warrants will expire at 5:00 p.m., New York City time, on December 31, 1999.

     The 50,000 Class C Warrants entitle the registered holder thereof to purchase one share of Common Stock at a price of $2.875 per share, subject to adjustment in certain circumstances. The Class C Warrants will expire at 5:00 p.m., New York City time, on December 31, 1999.

     The 127,272 Class D Warrants entitle the registered holder thereof to purchase one share of Common Stock at a price of $1.32 per share, subject to adjustment in certain circumstances. The Class D Warrants will expire at 5:00 p.m., New York City time, on July 31, 2001.

     The exercise price and number of shares of Common Stock issuable on exercise of the Warrants are subject to adjustments under certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at a price below their respective exercise prices. The warrantholders do not have the rights or privileges of holders of Common Stock, including, without limitation, the right to vote on any matter presented to stockholders for approval.

Transfer Agent

     The Transfer Agent and Registrar for the Company's Common Stock is Progressive Transfer Company. The Company acts as its own transfer registrar for the Warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this offering based on the shares outstanding on December 31, 1996, the Company will have 6,092,424 shares of Common Stock outstanding. Of these shares, aproximately 4,987,422 shares, including the outstanding shares being registered in this Prospectus, will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of the Company (as defined in the Securities
Act and the rules and regulations thereunder) which will be subject to the limitations of Rule 144.

     All of the remaining 1,105,002 shares are deemed to be "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act, as such shares were issued in private transactions not involving a public offering. Approximately 790,000 such shares are eligible for sale under Rule 144.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has beneficially owned the restricted shares of Common Stock to be sold for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on an exchange or NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned the shares of Common Stock to be sold for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     No prediction can be made as to the effect, if any, that market sales of restricted shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities in the future.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The By-laws of the Company provide for the indemnification of the directors and officers of the Company, for certain liabilities and costs incurred by them in connection with performance of their duties. This indemnification may include indemnification for liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The law firm of Epstein, Becker & Green, P.C., 250 Park Avenue, New York, New York 10177 has acted as counsel for the Company in connection with the validity of the Common Stock offered hereby. Mr. David Fleming, a member of Epstein, Becker & Green, P.C., owns 115,000 Shares of the Company's Common Stock.

                                     EXPERTS

     The financial statements for each of the two years ended December 31, l993, and l994 and the one year ended December 31, 1995 appearing in this Prospectus and Registration Statement have been so included in reliance on the reports of David Miller & Company, CPA, and Gordon Harrington & Osborn, P.C., respectively, independent accountants, given on the authority of said firms as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, copies of which may be obtained at prescribed rates from the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 75 Park Place, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400 Chicago, Illinois, 60604. Descriptions contained in this Prospectus as to the contents of any agreement or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such agreement or document.

     The  Company  intends  to  furnish  to  its  stockholders   annual  reports
containing financial statements audited and reported upon by its independent public accountants.

                                 DAVID P. MILLER
                           CERTIFIED PUBLIC ACCOUNTANT
                              PROFESSIONAL OFFICES
                                 84 LEWIS STREET
                                 LYNN, MA 01902
                                 (617) 598-6640
                              (617) 598-2433 (FAX)

                          INDEPENDENT AUDITOR'S REPORT

To The Board of Directors and
Stockholders of IMSCO, Inc.

I have examined the accompanying balance sheet of IMSCO, Inc. a development stage enterprise, as of December 31, 1994 and 1993 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1994 and 1993 and cumulative amounts from July 9, 1992 (inception of the current development stage) to December 31, 1994. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly the financial position of IMSCO, Inc. as of December 31, 1994 and 1993, and the results of operations and its cash flows for the years then ended and the cumulative amounts from July 9, 1992 to December 31, 1994 in conformity with generally accepted accounting principles. The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Notes 2 and 3 to the financial statements, the Company has suffered continuing losses from now discontinued operations and development stage operations. Although the Company has a net capital of $86,710 at December 31, 1994, the continuing losses raise substantial doubt about its ability to continue as a going concern. The financial statements of a going concern contemplate the realization of assets and the liquidation of liabilities in the normal course of business. All research and development expenses are presented on the statement of operations. In addition, current liabilities exceeded current assets by $92,008 at December 31, 1993. Management's plans in regard to these matters are also described in Notes

Independent Auditor's Report
Board of Directors and
  Stockholders of IMSCO, Inc.
March 24, 1995
Page 2

7 and 8. The financial statements do not include any adjustments relating to recoverability and classification of liabilities that might result from the outcome of this uncertainty.

David P. Miller
Certified Public Accountant

March 24, 1994
Lynn, Massachusetts
Except for (Note-10) dated April 11, 1996

                                   IMSCO, INC.
                         a development stage enterprise
                                  BALANCE SHEET
                   at DECEMBER 31, 1993 and DECEMBER 31, 1994

                                                     December 31,   December 31,
                                                        1994            1993
                                                     ------------   ------------
ASSETS

CURRENT ASSETS

    Cash and equivalents                             $   163,282            573
                                                     -----------    -----------

    TOTAL CURRENT ASSETS                             $   163,282            573


FIXED ASSETS - Note 1

    Property and equipment                                76,772         74,224
    Leasehold Improvements                                 4,900          4,900
    Accumulated Depreciation                             (78,246)       (78,246)
                                                     -----------    -----------


    NET FIXED ASSETS                                       3,426            878
                                                     -----------    -----------
ORGANIZATION COSTS net of amortization                       100            100
DEPOSITS                                                     540            540
DUE FROM OFFICERS                                            530         18,861
                                                     -----------    -----------

TOTAL ASSETS                                         $   167,878    $    20,952
                                                     ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

    Accounts Payable                                 $    67,725    $    92,581
    Accrued Payroll Taxes                                 13,443
                                                     -----------

TOTAL CURRENT LIABILITIES                                 81,168         92,581

STOCKHOLDERS' EQUITY (DEFICIT)

     Common Stock - authorized 3,000,000 shares
     at $.001 par value;  1,934,990 and
     2,805,190 shares issued and outstanding at
     December 31, 1993 and 1994 respectively               2,841          1,935

     Additional paid-in capital                        1,525,145        853,565
     Deficit Accumulated:
     Development Stage                                  (820,368)      (306,221)
     Discontinued Operations                            (620,908)      (620,908)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                      86,710        (71,629)
                                                     -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)                                     $   167,878    $    20,952
                                                     ===========    ===========

          The following notes are an integral part of these statements.

                                   IMSCO, INC.
                         a development stage enterprise
                             STATEMENT OF OPERATIONS
   YEARS ENDED DECEMBER 31, 1993 and DECEMBER 31, 1994 and CUMULATIVE AMOUNTS
       FROM JULY 9, 1992 (inception of the current development stage) to
                                DECEMBER 31, 1994

                                                              Cumulative amounts
                                                              from current
                                       1994           1993    development stage
                                       ----           ----    -----------------

DEVELOPMENT EXPENSES               $  60,283      $  17,136       $ 112,266

SALARIES AND WAGES                    60,812                        121,117

OFFICER SALARIES                     100,766                        161,236

PAYROLL TAXES                          9,635            648          24,857

OUTSIDE LABOR                        120,350                        120,350

PROFESSIONAL SERVICES                 74,402          1,100         108,628

RENT                                  16,860          7,580          42,440

INSURANCE                             10,693            819          19,941

TRAVEL AND BUSINESS MEETINGS          11,405          1,337          22,566

AUTO EXPENSE                           6,614          5,388          17,996

TELEPHONE AND UTILITIES                7,428          3,476          20,272

OFFICE EXPENSES                        3,271            814          10,874

EQUIPMENT RENTAL                                      1,225           3,462

CONTRIBUTIONS                             35                             35

INTEREST EXPENSE                       1,547                          1,547

CORPORATE FEES                        30,046          1,300          32,781
                                   ---------      ---------       ---------

TOTAL GENERAL, ADMINISTRATIVE
AND DEVELOPMENT EXPENSE            $ 514,147         40,823         820,368
                                   ---------      ---------       ---------

LOSS BEFORE INCOME TAXES            (514,147)       (40,823)       (820,368)
INCOME TAX EXPENSE                      --             --              --
NET LOSS FROM DEVELOPMENT           (514,147)       (40,823)       (820,368)
                                   ---------      ---------       ---------

LOSS FROM DISCONTINUED OPERATIONS

(Note 1) Net Loss                   (514,147        (40,823)       (820,368)
                                   =========      =========       =========

LOSS PER SHARE (Note 1)            $    (.18)     $    (.02)      $    (.29)

          The following notes are an integral part of these statements.

                                   IMSCO, INC.
                         a development stage enterprise
                             STATEMENT OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1993 and 1994 and
             CUMULATIVE AMOUNTS FROM JULY 9, 1992 (inception of the
                 current development stage) to DECEMBER 31, 1994

                                                                                  Cumulative amounts
                                                                                  from current
                                                          1994          1993      development stage
                                                          ----          ----      -----------------

Cash flows from operating activities:
Cash received from customers                         $              $   1,500      $  57,004
Cash received from research and testing                                 8,187          8,187
Cash received from unemployment taxes                      170                           170
Cash received from travel reimbursement                    530                           530
Cash paid to suppliers and employees                  (389,959)       (24,289)      (723,976)

 Net cash provided by operating activities            (389,259)       (14,602)      (658,085)

Cash flows from investing activities:

   Prepaid Research Testing                                                           (7,734)
   Purchase of Fixed Assets                                                         ---------
                                                        (2,548)                       (2,548)
                                                     ---------                      ---------

    Net cash provided by investing activities           (2,548)                      (10,282)

Cash flows from financing activities:

   Interim Loan financing                               85,000                        85,000
   Proceeds from insurance of common stock             469,516         14,240        760,756
                                                     ---------      ---------       ---------

   Net cash provided by financing activities           554,516         14,240        845,756

Net increase in cash and cash equivalents              162,709           (362)       177,389

Cash and cash equivalents at beginning of year             573            935        (14,107)
                                                     ---------      ---------      ---------

Cash and cash equivalents at end of year             $ 163,282      $     573      $ 163,282
                                                     =========      =========      =========


                      RECONCILIATION OF NET LOSS TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Net Loss                                              (514,147)       (40,823)      (820,368)
Decrease in Due from Officers                           18,331                          (650)
Depreciation and Amortization                                                          2,613
Contract Services paid with common stock               117,970         (1,500)       116,470
Increase in Accounts Payable                           (24,856)         7,876          3,274
Increase (Decrease) in Accrued Payroll                  13,443         (5,350)        13,443
Decrease in Utility Deposits                                                           4,135
Decrease in Accounts Receivable                                                        2,998
Decrease in Inventory                                                                 20,000
Decrease in Prepaid Testing                             25,195

       Total Adjustments                               124,888         26,221        162,283
                                                     ---------      ---------      ---------

Net cash provided by operating activities             (389,259)       (14,602)      (658,085)
                                                     =========      =========      =========

          The following notes are an integral part of these statements.

                                   IMSCO, INC.
                         a development stage enterprise
                   STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1993 and 1994

                                                                                                                      Total
                                                                           Additional            Accumulated          Stockholders'
                                                      Common Stock         Paid-In Capital       Deficit              Equity
                                                      ------------         ---------------       -------              ------
Balance at January 2, 1993                                1,911           $  849,339               886,508          $   (35,058)
Issuance of 2,740 shares of $.001 par
value common stock for $1.00 per share                        3                2,737                                      2,740

Issuance of 1,500 shares of $.001 par
value common stock to extinguish debt                         2                1,498                                      1,500

Issuance of 10,000 shares of $.001 par
value common stock for contract
services performed in 1992                                   10                9,990                                     10,000

To properly allocate 1992 stock issued                       10                  (10)                                        --

Current year (loss) from development                                                          $    (40,823)

Balance at December 31, 1993                          $   2,933           $  853,565          $   (927,129)         $   (71,629)
                                                      =========           ==========          ============          ===========
Issuance of 5,200 shares of $.001 par
value for $0.50 per share                             $       5           $    2,595                                $     2,600

Issuance of 15,000 shares of $.001 par
value for $1.00 per share                                    15           $   14,985                                     15,000

Issuance of 100,000 shares of $.001 par
value for contract services performed                       100           $   99,900                                    100,000

(loss) from development January 1
through March 31, 1994                                                                            (115,901)            (155,901)

Issuance of 65,000 shares of $.001 par
value for $1.00 per share                                    65           $   64,935                                     65,000

(loss) from development April 1
through June 30, 1994                                                                             (122,025)            (122,025)

Issuance of 20,000 shares of 5.001 par
value for $1.00 per share                                    20               19,980                                     20,000

Issuance of 20,000  shares of $.001 par
value for retirement of notes (Note  )                       86               94,215                                     85,000

(loss) from development July 1 through
September 30, 1994                                                                                 (85,540)             (85,540)

Issuance of 300,000 shares of $.001 par
value for $.81 per share                                    300              242,700                                $   243,000

Issuance of 35,940 shares of $.001 par
value for $.50 per share                                     36               17,934                                     17,970

Subscribed 280,000 shares of $.001 par
value for $.81 per share, 155,000 issued 01/96              280              222,920                                    223,200

Subscription receivable (Note 10)                                            (99,284)                                   (99,284)

(loss) from development October 1 through
December 31, 1994                                                                                 (190,601)            (190,601)

Balance at December 31, 1994                             32,841           $1,525,145          $(1,441,276)          $    86,710
                                                      =========           ==========          ============          ===========

        The accompanying notes are an integral part of these statements.

                                   IMSCO, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1994 and 1993

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The financial statements presented are those of IMSCO, Inc., otherwise referred to as the "Company." During the years 1994 and 1993, the Company sold 906,140 and 4,240 of its common stock to directors and other individuals for $469,516 and $4,240, respectively.

There are 3,000,000 shares of common stock authorized, or which 2,841,130 and 1,934,990 are issued and outstanding at December 31, 1994 and 1993. At December 31, 1994, subsequent to the originally issued statements, $99,284 subscription receivables have been reclassified as a reduction in additional paid in capital. Warrants to purchase 116,000 shares for $.90 per share were outstanding at December 31, 1994.

Until July 7, 1992, IMSCO, Inc. was engaged in the sale of an automated luminometer and an accompanying reagent system that measures raw material for microbiological contamination. The Company discontinued operations and liquidated the remaining inventory of reagents on April 16, 1993. Due to a lack of demand for the technology developed, the Company changed its focus and began applying its engineering and medical talents to the development of a separation system. No revenue has been received from current products to date. The technology developed has two prototypes. Tests of the Company's decaffeination technology have successfully removed caffeine from coffee. In addition, The Plasma Pure has been tested and can remove viruses from plasma.

FIXED ASSETS

Fixed assets are stated at cost. Depreciation is computed principally by the straight-line method for financial reporting purposes and by Modified Accelerated Cost Recover System (MACRS) guidelines for income tax purposes. No depreciation expense was charged to development stage operations for the year 1994 and 1993.

ACCOUNTING METHOD

The Company's financial statements are prepared using the accrual method of accounting.

EARNINGS (LOSS) PER SHARE

The computations of earnings (loss) per share of Common Stock is based on the number of shares outstanding at the date of the financial statements.

DEFERRED REGULATION S PLACEMENT COSTS

In connection with the non-United States placement of Common Stock of the Company in 1994 (See Note 7), all costs are subsequent to December 31, 1993. The Regulation placement costs are offset against proceeds received from the placement.

PROVISION FOR TAXES

No provision for income taxes has been recorded due to net operating loss carry forwards $1,441,276 and $927,129 at December 31, 1994 and 1993 respectively. Interest and penalties relating to late annual minimum excise taxes were due at December 31, 1993 and have been accrued and subsequently paid.

Note 2. GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the liquidation of liabilities until it is able to emerge from its current development stage and operate in the normal course of business. However, the company had no operating income for the year ended December 31, 1994 and 1993 from continuing operations and an accumulated deficit of $1,441,276 and $927,129. Proceeds from the successful completion of the Regulation S placement provide a net working capital of $82,114 and $(92,008) respectively. The company's liabilities are primarily related to development stage operations at December 31, 1994 and to operating costs and lease commitments from discontinued operations at December 31, 1993. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence which includes proposed and anticipated royalty income from newly developed filtration products will allow the Company to emerge from its current development stage in 1995 and continue in the normal course of business.

Note 3.  DEVELOPMENT STAGE ENTERPRISE

On July 7, 1992, the Company discontinued regular operations relating to the sale of an automated luminometer. On July 22, 1992, the company and The General Hospital Corporation, doing business as Massachusetts General Hospital, entered a research agreement for $45,100, to perform the research and evaluation using the Company's electro-static filter. As defined by the Financial Accounting Standards Board Statement No. 7, the Company is now a development stage enterprise and it has been devoting substantially all of its efforts to developing, engineering and obtaining patents for new technologies relating to separation technologies for the medical and consumer product sectors. The Company applied for United States Patents covering its Decaffeination and Plasma Pure separation technologies in 1993. With a prototype, marketing of its product began in December, 1993. Although no income has been received, letters of interest and royalty agreement negotiations have begun. (See Note 2) The cumulative deficit during the development stage is $820,368 and $306,221 for the period July 7, 1992, through December 31, 1994, and period ended December 31, 1993, respectively.

Note 4.   LEASE COMMITMENTS

OPERATING LEASE

On August 11, 1993 the Company entered into a three year office lease for space located at Forty Bayfield Drive, North Andover, Massachusetts. The annual rental cost is $14,450. Rent expense for the year ended December 31, 1993 was $16,860. Prior to this lease, the Company was a tenant-at-will for office space in Andover, Massachusetts. No payments were made in 1993 and a payment arrangement subject to a court judgment of $19,100 has been entered with Lawrence Savings Bank. The current outstanding balance is $13,940 at December 31, 1994.

Note 5.   DUE FROM OFFICER

The total balance from the Due to Officer account relates to advances paid to corporate officers for expenses incurred not directly to the operation of IMSCO, Inc. The balance owed to IMSCO, Inc. is $530 at December 31, 1994.

Note 6. OUTSTANDING DIRECTOR REPRESENTING COMPANY
        IN REGULATION S PLACEMENT

Mr. David E. Fleming, Esq., a director of the Company is a partner with Campbell and Fleming, P.C., the law firm representing the Company in the non-United States placement. A $10,000 fee was paid to Campbell and Fleming, P.C. upon the successful completion of the placement. No fees were paid to Mr. Fleming or his firm in 1993.

Note 7. LOAN AND COMMON STOCK PURCHASE WARRANT

On April 12, 1994, D.H. Vermogensverwaltungs0und Beteiligungsgesellschaft mbH ("D.H.") was granted the right to purchase 25,000 fully paid and non-assessable shares of the Company's Common Stock, par value $.001 per share before April 30, 1999. In addition, interim financing of $25,000 was received by the company from D.H. pursuant to a promissory note, payable in full on July 31, 1994 bearing interest at eight (8%) percent per annum, payable at maturity. This note was extended to October 10, 1994 and was repaid on October 10, 1994. Interest accrued was $899. In addition, D.H. exercised it's right to purchase 25,000 shares of Common Stock par value $.001.

Note 8.   REGULATION S PLACEMENT

On April 11, 1994, the Company entered into an agreement with D.H. regarding a non-United States placement of up to 500,000 shares of common stock, $.001 par value per share, of the Company on a "best efforts" basis, in an offering conducted in compliance with Regulation S promulgated under the Securities Act of 1933, as amended, for a period continuing through July 31, 1994, which was extended through mutual agreement through December 31, 1994. Subscriptions for 580,000 shares were received by the Company in the 4th quarter.

Note 9. RESEARCH AGREEMENT TO TEST AND DEVELOP MATERIALS
        FOR USE IN DECAFFEINATOR DEVICE

A memorandum of agreement between the Company and University of Massachusetts Lowell was entered on October 31, 1994. The emphasis of the research performed was to test and develop materials for use in a decaffeinator device. The contract amount of $33,000 has been charged to development expenses. As of December 31, 1994, $22,000 has been paid and $11,000 is included in accounts payable.

Note 10. STOCK SUBSCRIPTION RECEIVABLE

Receivable reflects amounts due under Regulation S subscription agreements at December 31, 1994 from various purchasers, which amount is subject to offset by legal expenses incurred in Germany, offering costs and expenses and interim loans payable. This balance has been reclassified as a reduction of additional paid in capital.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     IMSCO, INC.

                                                     By: /s/Sol L. Berg
                                                        -----------------------
                                                        Sol L. Berg, President

                                                        Date:  April 9, 1996

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/Sol L. Berg
----------------------------------------------
Sol L. Berg, President and Director

Date:  April 10, 1996

/s/Alan Waldman
----------------------------------------------
Dr. Alan Waldman, Vice President and Director

Date:  April 10, 1996

/s/Gloria Berg
----------------------------------------------
Gloria Berg, Secretary-Treasury

Date:  April 10, 1996

/s/James G. Yurak
----------------------------------------------
James G. Yurak, Director

Date:  April 10, 1996
----------------------------------------------
/s/Vernon Oberholtzer

Vernon Oberholtzer, Director
----------------------------------------------

Date:  April 10, 1996

                          IMSCO, INC. AND SUBSIDIARIES
                        (A Development Stage Enterprise)

                              FINANCIAL STATEMENTS
                             As of December 31, 1995

                                     Gordon
                            & Harrington Osborn, P.C.
                            Certified Public Accounts

Gordon,                                             Richard Hart Harrington, CPA
& Harrington Osborn, P.C.                           Kenneth J. Osborn, CPA
Certified Public Accounts                           Michael P. Rurak, CPA
                                                    Denise S. Roy, CPA

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Imsco, Inc.:

We have audited the accompanying consolidated balance sheet of Imsco, Inc. ( a development stage enterprise) and subsidiaries as of December 31, 1995, and the related consolidated statement of operations and deficit and cash flows for the year ended December 31, 1995 and the cumulative amounts from July 9, 1992
(inception of the current development stage) to December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Imsco, Inc. (a development stage enterprise) and subsidiaries as of December 31, 1995 and the results of their consolidated operations and their consolidated cash flows for the year ended December 31, 1995 and the cumulative amounts from July 9, 1992 (inception of the current development stage) to December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $406,086 during the year ended December 31, 1995, and as of that date, had a working capital deficiency of $54,709 and net deficit of $50,363. As discussed in Notes 1, 8 and 9, the Company has suffered continuing losses from now discontinued losses and development stage operations. The continuing losses raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                               Gordon Harrington & Osborn, P.C.

North Andover, MA
April 11, 1996

30 Massachusetts Avenue, North Andover, MA 01845-3413 - Tel. (508) 689-0601 - Fax (508)794-0077

       Affiliated Conference of Practicing Accountants International, Inc.

                                   IMSCO, INC.
                        (A Development Stage Enterprise)

                           CONSOLIDATED BALANCE SHEET
                             As of DECEMBER 31, 1995

Current assets:

    Cash and equivalents                                               $  8,634
                                                                    -----------

Property and equipment:

    Furniture and fixtures                                               76,672
    Leasehold improvements                                                4,900
    Less accumulated depreciation                                       (78,246)
                                                                    -----------
    Net property and equipment                                            3,326
                                                                    -----------

Other assets:

 Organization costs net of amortization of $28,060                          100
Deposits                                                                    390
Due from officer                                                            530
                                                                    -----------
    Total other assets                                                    1,020
                                                                    -----------
    Total assets                                                       $ 12,980
                                                                       ========


                                           LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:

    Accounts payable                                                $    52,927
    Accrued payroll taxes                                                 2,044
    Accrued expenses                                                      8,372

    Total current liabilities                                            63,343

Minority interest                                                           -0-

Stockholders' equity (deficit):

     Common stock - par value $.001 per share,
     3,000,000 shares authorized; 2,994,839
     shares issued and outstanding                                        2,995
     Additional paid-in capital                                       1,794,004
     Accumulated deficit :
     Development stage                                               (1,226,454)
     Discontinued operations                                           (620,908)
                                                                    -----------
    Total accumulated deficit                                        (1,847,362)
                                                                    -----------
    Total stockholders' deficit                                         (50,363)
                                                                    -----------
    Total liabilities and stockholders' deficit                     $    12,980
                                                                    ===========





          See accompaning notes to consolidated financial statements.

                          IMSCO, INC. and SUBSIDIARIES
                        (A Development Stage Enterprise)

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
           For the Year Ended December 31, 1995 and Cumulative Amounts
         from JULY 9, 1992 (inception of the current development stage)

                                                              Cumulative Amounts
                                                              from current
                                                       1995   development stage
                                                   ---------- ------------------
Operating expenses:

  Development expenses                             $    30,759      $   143,025
  Salaries and wages                                    82,645          203,762
  Officers' salaries                                   110,458          271,694
  Payroll taxes                                         20,407           45,264
  Outside labor                                                         120,350
  Professional services                                116,434          225,062
  Rent                                                  15,088           57,528
  Insurance                                             12,553           32,494
  Travel and business meetings                           8,754           31,320
  Auto expense                                           2,580           20,576
  Telephone and utilities                                4,226           24,498
  Office expense                                         3,468           14,342
  Equipment rental                                                        3,462
  Contributions                                                              35
  Corporate fees                                         1,328           34,109
                                                   -----------      -----------
    Total operating expenses                           408,700        1,227,521

Other income (expense):

  Interest and dividend income                           3,070            3,070
  Interest expense                                                      ( 1,547)
                                                   -----------      -----------

Loss before provision for income taxes                (405,630)      (1,225,998)

Provision for income taxes                                (456)            (456)
                                                   -----------      -----------

Net loss from development                             (406,086)      (1,226,454)
                                                                    ===========

Accumulated deficit-development
 stage at beginning of year                           (820,368)
                                                   -----------
Accumulated deficit-development
 stage at end of year                               (1,226,454)
                                                   -----------
Accumulated deficit-discontinued operations           (620,908)
                                                   -----------
    Total accumulated deficit                      $(1,847,362)
                                                   ===========
Net loss per common share                          $       (14)
                                                   ===========
Weighted average number of shares outstanding        2,899,790
                                                   ===========

          See accompanying notes to consolidated financial statements.

                          IMSCO, INC. and SUBSIDIARIES
                        (A Development Stage Enterprise)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
           For the Year Ended December 31, 1995 and Cumulative Amounts
         From JULY 9, 1992 (inception of the current development stage)

                                                              Cumulative Amounts
                                                              from current
                                                       1995   development stage
                                                   ---------- ------------------


Cash flows for operating activities:

  Cash received from dividends and interest      $     3,070        $     3,070
  Cash received from customers                                           57,004
  Cash received from research and testing                                 8,187
  Cash received from unemployment taxes                                     170
  Cash received from travel reimbursements
    and other rebates                                    408                938
  Cash paid to suppliers and employees              (320,126)        (1,044,102)
                                                 -----------        -----------

    Net cash used by operating activities           (316,648)          (974,733)
                                                 -----------        -----------

Cash flows from investing activities:

  Prepaid Research Testing                                               (7,734)
  Purchase of Fixed Assets                                               (2,548)
                                                                    -----------

  Net cash provided by investing activities                             (10,282)
                                                 -----------        -----------

Cash flows from financing activities:

  Interim Loan financing                                                 85,000
  Proceeds from issuance of common stock             162,000            922,756
                                                 -----------        -----------

Net cash provided by financing activities            162,000          1,007,756
                                                 -----------        -----------

Net decrease in cash and cash equivalents           (154,648)            22,741
Cash and cash equivalents at beginning of year       163,282            (14,107)
                                                 -----------        -----------
Cash and cash equivalents at end of year         $     8,634        $     8,634
                                                 ===========        ===========


     RECONCILIATION OF NET LOSS TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Net loss                                         $  (406,086)       $(1,226,454)
                                                 -----------        -----------
Decrease in Due from Officers                                              (650)
Depreciation and amortization                                             2,613
Contract Services paid with common stock             107,013            223,483
Increase (decrease) in accounts payable              (14,798)           (11,524)
Increase (decrease) in accrued payroll taxes         (11,399)             2,044
Increase in accrued expenses                           8,372              8,372
Decrease in utility deposits                             150              4,285
Decrease in accounts receivable                                           2,998
Decrease in inventory and assets                         100             20,100
                                                 -----------        -----------

    Total adjustments                                 89,438            251,721
                                                 -----------        -----------

Net cash used by operating activities            $  (316,648)       $  (974,733)
                                                 ===========        ===========


          See accompanying notes to consolidated financial statements.

                          IMSCO, INC. and SUBSIDIARIES
                        (A Development Stage Enterprise)

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                      For the Year Ended December 31, 1995


                                                                                                                      Total
                                                                                                                      Stockholders'
                                                             Common           Additional            Accumulated       Equity
                                                             Stock            Paid-in Capital       Deficit           (Deficit)

Balance at December 31, 1994                                $     2,751         $ 1,525,235         $(1,441,276)        $   (86,710)
Issuance of shares of $.001 par
value for $1.25 per share                                            83             102,417                                 102,500
Issuance of shares of $.001 par
value for $1.25 per share                                            14              17,986                                  18,000
Issuance of shares of $.001 par
value for contract services performed                               119             106,894                                 107,013
Issuance of shares of $.001 par
value for 1.55 per share                                             11              16,989                                  17,000
Issuance of shares of $.001 par
value for 1.50 per share                                             17              24,483                                  24,500
Loss from development for the
 year ended December 31, 1995                                                                          (406,086)           (406,086)
                                                            -----------         -----------         -----------         -----------
Balance at December 31, 1995                                $     2,995         $ 1,794,004         $(1,847,362)        $   (50,363)
                                                            ===========         ===========         ===========         ===========


























        The accompanying notes are an integral part of these statements.

                          IMSCO, INC. and SUBSIDIARIES
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1995

1.   Summary of Significant Accounting Policies:

     Organization:

     Imsco, Inc. is currently a development stage enterprise which has developed a core technology that achieves molecular separation with innovative applications of electrostatics. Until July 7, 1992, IMSCO, Inc. was engaged in the sale of an automated luminometer and an accompanying reagent system that measures raw material for microbiological contamination. The Company discontinued operations and liquidated the remaining inventory of reagents on April 16, 1993. Due to a lack of demand for the technology developed, the Company changed its focus and began applying its engineering and medical talents to the development of a separation system. No revenue has been received from current products to date. The technology developed has two prototypes. Tests of the Company's decaffeination technology have successfully removed caffeine from coffee. In addition, The Plasma Pure has been tested and can remove viruses from plasma.

     There are 3,000,000 shares of common stock authorized, of which 2,994,839 are issued and outstanding at December 31, 1995.

     The Company's subsidiaries, Decaf Products, Inc. (DPI) and BioElectric Separation and Testing, Inc.; (BEST) (the subsidiaries) were formed in 1995. DPI was formed to market a unique proprietary technology to decaffeinate coffee. BEST was founded to create systems to improve human therapy, by developing new diagnostics and improved methods for production and use of drugs, biologics, and extracorporeal devices. As of December 31, 1995 the subsidiaries had minimal activity, did not own any assets and are not liable for any liabilities.

     Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and its subsidiaries Decaf Products, Inc. (DPI) and BioElectric Separation and Testing, Inc., (BEST). All significant intercompany accounts and transactions have been eliminated in consolidation.

                          IMSCO, INC. and SUBSIDIARIES
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1995

1.   Summary of Significant Accounting Policies: (Continued)

     Property and Equipment:

     Property and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized; normal maintenance and repair costs are expended as incurred. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from five to ten years. No depreciation expense was charged to development stage operations for the year ended December 31, 1995.

     Cash Equivalents:

     The Company considers all highly liquid investments with an original maturity of less than three months to be cash equivalents.

     Loss per Common Share:

     Loss per common share is based on the weighted average number of common shares and common equivalent shares outstanding during the year ended December 31, 1995.

     Estimates:

     Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

2.   Leases:

     In 1993, the Company entered into an operating lease for office space which expires in August, 1996. Rental expense for the operating lease was $15,088 for the year ended December 31, 1995. Under the terms of the lease the Company is responsible for 15% of operating expense and maintenance costs of the leased property, including 15% of any increase in real estate taxes. The Company is responsible for all utilities.

                          IMSCO, INC. and SUBSIDIARIES
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1995







2.   Leases: (Continued)

     Minimum future lease payments under noncancelable operating leases as of December 31, 1995 are as follows:

     Year ending December 31:

                           1996                         $9,632
                                                         =====

3.   Federal and State Income Taxes:

     The Company has tax net operating loss carryforwards of approximately $1,847,000 at December 31, 1995. The deferred tax benefit of any losses is completely reserved for

     As of December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes which expire as follows:

                           2000                       $  4,183
                           2001                        181,179
                           2002                        233,280
                           2003                         88,127
                           2004                         70,849
                           Thereafter                1,269,382
                                                     ---------
                                                    $1,847,000
                                                    ==========

     As of December 31, 1995, the Company had net operating loss carryforwards for state income tax purposes which expire as follows:

                           1996                       $    732
                           1997                        259,185
                           1998                         40,823
                           1999                        513,691
                           2000                        405,630
                                                    ----------
                                                    $1,220,061
                                                    ==========

State excise tax expense amounted to $456 for the year ended December 31, 1995.

                          IMSCO, INC. and SUBSIDIARIES
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1995

4.   Related Party Transactions:

     During the year ended December 31, 1994, advances were made to a corporate officer. No terms of repayment have been established concerning this advance. As of December 31, 1995, amounts due from an officer were $530. During the year ended December 31, 1995, a director of the Company, David
     E. Fleming, Esquire was also a partner with Campbell and Fleming, P.C. a law firm which provides certain services for the Company. As of December 31, 1995, David E. Fleming had resigned as a director of the Company.

     In April 1994, the Company entered into a "best efforts" placement letter agreement with D.H., for 500,000 shares of common stock at a minimum of $.90 per share. This placement letter agreement was amended on August 29, 1994. DH also arranged the placement of another 80, 000 shares of Common Stock as a supplement to the Regulation S placement. Mr. Dirk Hagee, a director of IMSCO is the managing director and majority shareholder of DH. Upon closing of the offering, the Company paid DH a commission of $52,200 which is at the rate of ten percent (10%) of all monies raised in that offering and also granted to DH warrants to 116,000 shares of common stock of the Company. These warrants are exercisable for up to five years after issuance at the same price paid by purchasers of the placement. Additionally, the placement agreement provides that upon completion of the placement, DH shall have the right to designate two directors of a five member board of directors of the Company for a period of three years.

     DPI is headed by Mr. James Yurak, a Director of the Company who was granted on September 30, 1995, 5% of the outstanding shares of DPI and performance based escrowed stock for up to 15% additional shares of DPI for nominal par value. Under the arrangement, 5% of the escrowed stock will be released if the sales of DPI reach $10 million in a fiscal year, 5% will be released after one year of service to DPI.

5.   Research and Development Costs:

     During the year ended December 31, 1995, the Company charged $30,759 to research and development expense.

                          IMSCO, INC. and SUBSIDIARIES
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1995

6.   Nonmonetary Transactions:

     During the year ended December 31, 1995, the Company issued common stock for services rendered based upon the fair market value of services received. The following summarizes the capital stock issued in lieu of cash of services received:

Description                                                           Charged
of Service            Shares Issued  Common Stock  Paid in Capital    to Expense

Research                 22,000            $22       $21,978             22,000
Accounting & auditing    74,790            $75       $60,971            $61,046
Other professional        9,510            $10       $11,004            $11,014

     In addition, the Company issued 12,923 shares in payment of a prior obligation valued at $12,953.

7.   Commitments:

     The Company entered an agreement with the University of Massachusetts to provide certain services in connection with the testing and development of materials for use in a decaffeinator device for the period November 1, 1994 through December 31, 1994. During the year ended December 31, 1995, the University of Massachusetts continued to provide research services to the Company for which it received 10,000 shares of common stock.

8.   Going Concern:

     As shown in the accompanying financial statements, the Company incurred a net loss of $406,086 during the year ended December 31, 1995, and as of that date, the Company's current liabilities exceeded its total assets by $54,709 and its total liabilities exceeded its total assets by $50,363. Those factors, as well as the uncertain conditions that the Company faces regarding sources of financing, create an uncertainty about the Company's ability to continue as a going concern. Management of the Company has developed a business plan to finance the Company through licensing of its technology and individual patent rights to its subsidiaries. The plan calls for the subsidiaries to seek partners for manufacturing and marketing. The subsidiaries will also seek financing through a public offering. The ability of the Company to continue as a going concern is dependent on the plan's success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                          IMSCO, INC. and SUBSIDIARIES
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1995

9.   Development Stage Enterprise:

     On July 7, 1992, the Company discontinued regular operations relating to the sale of an automated luminometer. On July 22, 1992, the Company and the General Hospital Corporation, doing business as Massachusetts General Hospital, entered a research agreement for $45,100, to perform the research and evaluation using the Company's electro-static filter. As defined by the Financial Accounting Standards board Statement No. 7, the Company is now a development stage enterprise and it has been devoting substantially all of its efforts to developing, engineering and obtaining patents for new technologies relating to separation technologies for the medical and consumer product sectors. The Company applied for United States Patents covering its decaffeination and Plasma Pure separation technologies in 1993. With a prototype, marketing of this product began in December, 1993. Although no income has been received, letters of interest and royalty agreement negotiations have begun. The cumulative deficit during the development stage is $1,226,454 for the period July 7, 1992 through December 31, 1995.

     No dealer, salesman or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any state to any person to whom it is unlawful to make such offer or solicitation in such state. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent its date.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information ..................................................... (ii)
The Company ...............................................................    1
Risk Factors ..............................................................    4
Use of Proceeds ...........................................................   11
Price Range of Common Stock ...............................................   11
Management's Discussion and Analysis of Financial
 Condition and Results of Operations ......................................   13
Business ..................................................................   17
Management ................................................................   29
Security Ownership of Certain Beneficial
 Owners and Management ....................................................   36
Certain Transactions ......................................................   38
Selling Shareholders ......................................................   38
Plan of Distribution ......................................................   39
Description of Securities .................................................   41
Shares Elible for Future Sale .............................................   42
Indemnification for Securities Act Liabilities ............................   43
Legal Matters .............................................................   44
Experts ...................................................................   44
Financial Statements ......................................................  F-1

Until _______, 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    3,679,772

                                  Common Shares

                            IMSCO TECHNOLOGIES, INC.





                                 January__, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

     IMSCO Technologies, Inc. (the "Company") is incorporated in Delaware. Under
Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Tenth of the Certificate of Incorporation and Article III of the Bylaws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Reference is made to the Certificate of Incorporation of the Company, filed as Exhibit 3.1 hereto.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Company's Certificate of Incorporation contains such a provision.

Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Commission and to NASDAQ.

Filing Fee--Securities and Exchange Commission ...............     $    3,270.00
Fees and Expenses of Accountants .............................          2,500.00
Fees and Expenses of Counsel .................................         40,000.00
Printing and Engraving Expenses ..............................          2,000.00
Blue Sky Fees and Expenses ...................................          5,000.00
Transfer Agent fees ..........................................            500.00
Miscellaneous Expenses .......................................          1,000.00
                                                                   -------------
        Total ................................................     $   54,272.00

Item 26.  Recent Sales of Unregistered Securities.

     On September 20, 1996, the Company sold to Hampton Tech Partners II, LLC, 1,136,363 shares of Common Stock for $1.32 per share, which was paid in cash by October 18, 1996. Also, on September 20, 1996, the Company sold an aggregate of 1,136,363 shares of Common Stock to PML, pursuant to a Media Purchase Agreement in exchange for prepaid media credits having an aggregate value of $1.5 million. Both the $1.5 million cash equity placement of the 1,136,363 shares of Common Stock to ("HTP"), LLC, and the $1.5 million media credit purchase and exchange of 1,136,363 shares of Common Stock to Proxhill, Ltd. Both placements were arranged by First Capital Investments, Inc., a broker-dealer which is a member of the National Association of Securities Dealers, Inc., ("FCI") received a commission in the amount of 10% of the amount received by the Company from the sale of the Common Stock. Additionally, FCI, received a warrant to acquire an amount of shares equal to 10% of the total amount of Common Stock placed by them on behalf of the Company, exercisable for the price of $1.45 per share over a period of five years. In August 1996, the Company sold 150,000 shares of Common Stock at a price of $0.01 per share and a $300,000 in promissory note to Hampton Tech Partners, LLC. All three of the purchasers represented to the Company that they were "accredited investors" as such term is defined in Regulation D promulgated by the Commission pursuant to the Securities Act. To the Company's knowledge, none of these investors, nor any of their affiliates, were, at the time of their investment in the Company, nor currently are, affiliated or associated with FCI, or any other broker-dealer. The Company issued all such securities in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof.

Item 27.  Exhibits.

 *3.1      --       Amended and Restated Certificate of Incorporation.
 *3.2      --       Bylaws of the Company.
 *4.1      --       Form of Common Stock Certificate.
  4.2      --       Form of Class A Common Stock Purchase Warrant.
  4.3      --       Form of Class B Common Stock Purchase Warrant.
  4.4      --       Form of Class C Common Stock Purchase Warrant.
  4.5      --       Form of Class D Common Stock Purchase Warrant.
  **5      --       Opinion of Campbell & Fleming, P.C.

23.1      --       Consent of Gordon  Harrington & Osborn, P.C. (Included at
                   page II-_).
23.2      --       Consent of David Miller, CPA. (Included at page II-_).
23.3      --       Consent of Campbell & Fleming, P.C. (Included in Exhibit 5).
24        --       Power of Attorney (Included at page II-_).

--------------------
*       Previously filed.
**      To be filed by Amendment.

Item 28.  Undertakings.

     The undersigned small business issuer hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               (2) For determining liability under the Securities Act, treat each post-effective amendment asnew registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3)  To  file  a   post-effective   amendment   to  remove   from
          registration any of the securities that remain unsold at the end of an offering.

          (d) The undersigned small business issuer hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (f) The undersigned registrant hereby undertakes that:

               (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the ___ day of January, 1997.

                                             IMSCO Technologies, Inc.

                                             By:
                                                -----------------------------
                                                  Sol L. Berg, President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each of Sol L. Berg, Gloria Berg, Alan Waldman, James Yurak, Vernon Oberholtzer, Victor Bauer constitutes and appoints Sol L. Berg, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                              Title                              Date
         ---------                              -----                              ----

---------------------------               President, Director              January __, 1997
       Sol L. Berg                 Principal Executive Officer and
                                     Principal Accounting Officer


---------------------------              Secretary, Director               January __, 1997
       Gloria Berg


---------------------------                  Director                      January __, 1997
      Alan Waldman


--------------------------                   Director                      January __, 1997
    James G. Yurak


--------------------------                   Director                      January __, 1997
  Vernon Oberholtzer

--------------------------                   Director                      January __, 1997
     Victor Bauer


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

IMSCO Technologies, Inc.
North Andover, Massachusetts

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 11, 1996, relating to the financial statements of IMSCO Technologies, Inc., as of December 31, 1995, which is contained in that Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                            Gordon Harrington & Osborn, P.C.

North Andover, Massachusetts
January 6, 1997

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

IMSCO Technologies, Inc.
North Andover, Massachusetts

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 11, 1996, relating to the financial statements of IMSCO Technologies, Inc., as of December 31, 1993, and 1994, which is contained in that Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                       David Miller, Certified Public Accountant

North Andover, Massachusetts
January 6, 1997

                                  EXHIBIT INDEX

                                                                                                            Sequentially
Exhibit                                                                                                       Numbered
Number                    Exhibits                                                                             Pages
------                    --------                                                                             -----
 *3.1   -- Amended and Restated Certificate of Incorporation .......................................

 *3.2   -- Bylaws of the Company ...................................................................

 *4.1   -- Form of Common Stock Certificate ........................................................

  4.2   -- Form of Class A Common Stock Purchase Warrant ...........................................

  4.3   -- Form of Class B Common Stock Purchase Warrant ...........................................

  4.4   -- Form of Class C Common Stock Purchase Warrant ...........................................

**5     -- Opinion of Campbell & Fleming, P.C ......................................................

  23.1  -- Consent of Gordon, Harrington & Osborn, P.C. (Included at page II-_) ....................

  23.2  -- Consent of David Miller, CPA (Included at page II-_) ....................................

  23.3  -- Consent of Campbell & Fleming, P.C. (Included in Exhibit 5) .............................

  24    -- Power of Attorney (Included at page II-7) ...............................................

-------------------------------
*   Previously filed.
**  To be filed by Amendment.